Exhibit 10.1

[Certain information marked as [***] has been excluded from Schedule 6(a)(5) to this Exhibit 10.1 because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.]

Execution Version

REAL ESTATE SALE AGREEMENT

by and between

DRI/CA TEMPE, LLC

as the Seller

and

1000 EAST APACHE OWNER, LLC

as the Purchaser

December 10, 2021

REAL ESTATE SALE AGREEMENT

THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made and entered into as of December 10, 2021 (“Effective Date”) by and between DRI/CA TEMPE, LLC, a Delaware limited liability company (the “Seller”), and 1000 EAST APACHE OWNER, LLC, a Delaware limited partnership (the “Purchaser”).

PRELIMINARY STATEMENTS

A. The Seller is the owner of the real estate and related assets hereinafter described; and

B. The Seller desires to sell, and the Purchaser desires to buy, the real estate and related assets hereinafter described, at the price and on the terms and conditions set forth herein.

In consideration of the recitals, the mutual covenants hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, it is agreed by and between the parties as follows:

1. Premises.

The real estate which is the subject of this Agreement is legally described on Exhibit A attached hereto and is commonly known as “Rise on Apache” located at 1000 E. Apache Boulevard in Tempe, Arizona, together with the Seller’s right, title and interest, if any, in (a) all buildings, structures, and improvements now located thereon, (b) all development rights, credits, reimbursements, refunds, air rights, water, water rights (including any grandfathered groundwater or other groundwater or surface water rights), wells and well rights, and water stock relating to the real property, (c) rights to adjoining strips and gores, streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent, or connected to the real property, (d) all oil rights, gas rights, minerals, mineral rights, oil, gas, and other hydrocarbon substances in and under, or that may be produced from, the real property, to the extent owned by the Seller, (e) all other rights, entitlements, easements, privileges, easements, obligations, and other appurtenances, hereditaments, permits, approvals, reversions, and remainders pertaining to such real property or used in connection therewith, and (f) all of Seller’s rights in any unpaid award for damage by reason of any condemnation proceedings or change of grade of any highway, street, road or avenue (collectively, the “Premises”).

2. Personal Property, Service Contracts and Leases.

(a) The “Personal Property” referred to herein shall consist of all right, title, and interest of the Seller, if any, to the extent assignable, in all tangible and intangible personal property and any and all existing plans, specifications, licenses and permits held by the Seller and not constituting part of the real estate, located on and used in connection with the operation of the Premises, excluding, however, all personal property owned by parties other than the Seller (including, without limitation, tenants), the CA IP (as defined below) (collectively, the “Excluded Property”). A list of the Personal Property being conveyed to Purchaser, without limitation, will be attached as Exhibit A to the Bill of Sale and the parties will work to finalize such list prior to the expiration of the Due Diligence Period.

(b) The “Surviving Service Contracts” referred to herein shall consist of the assignable service contracts affecting the Premises listed on Exhibit B attached hereto (the “Service Contracts”), excluding those designated as “Seller to Terminate” on Exhibit B.

(c) The “Leases” referred to herein shall consist of the leases, licenses, occupancy or use, and rental agreements between Seller, as landlord, licensor, or grantor, and tenants or other occupants or users of the Premises in effect as of the date of the Closing (as defined below), together with all of Seller’s right, title and interest in and to all guarantees, letters of credit and other similar written credit enhancements providing additional security for such Leases.

3. Sale/Conveyance and Assignment.

(a) The Seller agrees to sell, convey and assign to the Purchaser, and the Purchaser agrees to buy from the Seller, at the price and upon the other terms and conditions hereafter set forth: (i) the Premises, (ii) the Personal Property, (iii) the Surviving Service Contracts, (iv) the Leases, (v) all non-proprietary photographs of the Property, and (vi) all of Seller’s right, title and interest in and to all warranties and guaranties relating to the Premises or the Personal Property that are assignable at no cost or expense to Seller (collectively, the “Warranties”).

(b) For purposes of this Agreement, the “CA IP” shall collectively mean (i) the name(s) under which the Premises is being operated, including “RISE on Apache” or “RISE”, (ii) any right, title or interest to use any marks identifying the Premises, including, without limitation, those relating to “RISE on Apache” or “RISE” and names related thereto, (iii) all domain names and the URL internet address and proprietary content currently used for the marketing or operation of the Premises and any related domain names and URL internet addresses, (iv) all existing logos relating to the Property, (v) all Facebook, Instagram and Tik-Tok accounts and pages for the Premises, and (vi) any brochures, marketing materials, or interior or exterior signage featuring “RISE on Apache” or “RISE”.

(c) At Closing, the Purchaser shall deliver a non-exclusive license agreement (the “Re-Branding License Agreement”), in a commercially reasonable form, with an affiliate of the Seller, as licensor, and the Purchaser, as licensee, which shall become effective immediately upon the Closing, and which Re-Branding License Agreement will allow the Purchaser to use the CA IP until the earlier to occur of (i) July 31, 2022 or (ii) the date upon which the Purchaser has leased at least ninety percent (90%) of the residential units at the Premises for the 2022-2023 academic year (the “Re-Branding Period”). The Purchaser shall keep the Seller reasonably informed as to the status of the re-branding of the Premises required under this Section 3(c). After the Re-Branding Period, the Purchaser shall no longer use (or allow to be used) the CA IP, with the sole exception of use on a temporary or “interstitial” web page that indicates the Premises’ new name and redirects visitors to the Premises’ new website(s) and social media pages. This Section 3(c) shall survive the Closing.

4. Transfer of Title.

(a) Title to the Premises shall be conveyed to the Purchaser by a special warranty deed (the “Deed”) executed by the Seller, in the form attached hereto as Exhibit C.

(b) The Personal Property shall be conveyed to the Purchaser by a bill of sale (the “Bill of Sale”) executed by the Seller, in the form attached hereto as Exhibit D.

(c) The Surviving Service Contracts, if any, the Leases, the Warranties and other intangibles shall be assigned by the Seller to the Purchaser by an Assignment and Assumption of Leases, Service Contracts and Intangibles (the “Assignment of Leases, Service Contracts and Intangibles”), in the form attached hereto as Exhibit E.

5. Purchase Price; Earnest Money.

The purchase price for the Property shall be One Hundred Sixty-Three Million Dollars and 00/100 ($163,000,000.00) (the “Purchase Price”) payable by the Purchaser to the Seller as follows:

(a) Within three (3) business days after the Effective Date, the Purchaser shall deposit into an escrow account (the “Escrow”) established with the Chicago national office of First American Title Insurance Company (the “Title Insurer”), as earnest money hereunder, the sum of Three Million Two Hundred Sixty Thousand Dollars and 00/100 ($3,260,000.00) (the “Earnest Money”). At the closing of the transactions contemplated by this Agreement (the “Closing”), the Purchaser shall receive a credit against the Purchase Price for the Earnest Money. If the Inspection Expiration Deposit is made, the Earnest Money shall be non-refundable to Purchaser unless Seller breaches this Agreement or as otherwise expressly contemplated in this Agreement. If requested by Purchaser, the Earnest Money shall be invested through Closing in United States treasury obligations or such other interest bearing accounts or securities reasonably acceptable to Seller, but only as are directed and approved by the Purchaser in writing and any interest earned on the Earnest Money shall be administered, paid or credited (as the case may be) in the same manner as the Earnest Money and, when credited to the escrow account shall constitute additional Earnest Money.

(b) The Purchase Price, less a credit for the Earnest Money, and plus or minus prorations and adjustments as set forth in Section 17 hereof, shall be paid by the Purchaser to the Seller by wire transfer of immediately available federal funds on the Closing Date (as defined below).

(c) Notwithstanding any provision set forth in this Agreement, One Hundred and No/100 Dollars ($100.00) of the Earnest Money (the “Independent Consideration”) shall be non-refundable in all events and shall be paid to Seller in the event that this Agreement is terminated at any time prior to the Closing. In the event that the transaction contemplated by this Agreement closes, the Independent Consideration shall be applied to the Purchase Price at the Closing.

6. Representations and Covenants.

(a) The Seller’s Representations and Warranties. As a material inducement to the Purchaser to execute this Agreement and consummate this transaction, the Seller represents and warrants to the Purchaser as of the date hereof and continuing through and including the Closing Date as follows:

(1) Organization and Authority. The Seller has been duly organized and is validly existing as a Delaware limited liability company. The Seller has the full right and authority to enter into this Agreement, and subject to all Applicable Laws (defined below), consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein and has obtained all consents (if any) required therefor. This Agreement and all of the documents to be delivered by the Seller at the Closing have been (or will be) authorized and properly executed and will constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

(2) Conflicts. To Seller’s Knowledge, there is no contractual agreement to which the Seller is a party, which is in conflict with this Agreement, or which would limit or restrict the timely performance by the Seller of its obligations pursuant to this Agreement.

(3) Documents and Records. To Seller’s Knowledge and to the extent provided to Purchaser, the Seller has provided (or within three (3) business days of the execution hereof will provide) to the Purchaser true and correct and complete copies of the items scheduled in Schedule 6(a)(3) attached hereto to the extent such items are in Seller’s possession (all of the foregoing collectively the “Property Information”) including, without limitation, the most recent survey of the Property in Seller’s possession or control, if any (the “Survey”). Nothing contained herein shall be deemed to require Seller to disclose any internal memorandums, privileged or other proprietary information developed by Seller or any information that Seller is not permitted to disclose pursuant to pre-existing confidentiality agreements (“Excluded Information”).

(4) Litigation. Except as disclosed on Schedule 6(a)(4), there is no legal action, suit or proceeding pending or, to the Seller’s Knowledge, threatened in writing against either the Seller or the Property which: (i) would not be covered by Seller’s existing insurance policy (or is not otherwise able to be bonded-over at Seller’s expense) and, if adversely determined, would materially and adversely affect the Property, or (ii) which materially and adversely challenges or impairs the Seller’s ability to execute, deliver or perform this Agreement or consummate the transaction contemplated hereby.

(5) Leases. Schedule 6(a)(5) sets forth a copies of the most recent rent rolls (collectively, the “Rent Rolls”) for residential tenants and commercial tenants at the Premises, which are the Rent Rolls relied upon by Seller in its ownership and operation of the Property, and which Rent Rolls are true, correct and complete in all material respects. Reference is made to that certain Lease Agreement by and between Seller and ALIEN DONUTS LLC, an Arizona limited liability company (“Donut Shop Tenant”), dated as of December 14, 2020, pertaining to Suite 101 at the Premises (the “101 Lease”). The Donut Shop Tenant has sold its business to FROTH COFFEE AND TAP TRUCK LLC, an Arizona limited liability company (the “Coffee Shop Tenant”), but the Donut Shop Tenant did not comply with the assignment approval process required under the 101 Lease. Seller is reviewing the Coffee Shop Tenant’s qualifications to take assignment of the 101 Lease and, while Seller anticipates approving of the assignment of the 101 Lease to the Coffee Shop Tenant prior to the Closing Date, the review process is not yet complete. To the Seller’s Knowledge, except with respect to the 101 Lease as described in this Section 6(a)(5) and as scheduled in Schedule 6(a)(5), neither the Seller nor any other party is in default with respect to any of its obligations or liabilities pertaining to the Leases. Other than the Leases, any other matters disclosed in the Title Commitment (as defined below) and Service Contracts, there are no leases, licenses, occupancy or use, or other rental agreements to which the Seller is a party or is bound affecting any portion of the Premises as of the Effective Date, which will be in force on the Closing Date. Seller has delivered true and correct copies of the Leases relied upon by Seller in its ownership and operation of the Property to the Purchaser. Except for: (i) concessions disclosed on the Rent Rolls, (ii) with respect to any Leases entered into after the Effective Date pursuant to the Leasing Guidelines (defined below), or (iii) Leases entered into after the Effective Date that Seller is willing to, at its option, provide a credit for at Closing to the extent in excess of what’s permitted by this Agreement as determined on an aggregate basis for any such Leases (as applicable, “Excess Concession Amount”), there are no concessions, bonuses, gift cards, free month’s rental, rebates or other matters affecting future rent under any Lease. No finder’s fee, leasing commission or other compensation will be due or payable with respect to any of the Leases after the Closing. No commitments have been made to any tenant for repairs or improvements, other than a general landlord requirement for normal maintenance, repairs and replacements in the future. To Seller’s Knowledge, the form of lease used by Seller for the residential Leases complies with all Applicable Laws.

(6) Service Contracts. Exhibit B sets forth all of the Service Contracts presently outstanding with respect to Seller’s operation of the Property. To Seller’s Knowledge, neither the Seller nor any other party is in default with respect to any of its obligations or liabilities pertaining to the Service Contracts. Except as may be disclosed to Purchaser, the Seller has not received any advance payments or other income from the service provider under any Service Contract in exchange for agreeing to enter into such Service Contract (regardless of whether such advance payment or other income was paid in a lump sum or in installments). Seller has delivered true, correct and complete copies of the Service Contracts relied upon by Seller in its ownership and operation of the Property to Purchaser.

(7) Withholding Obligation. The Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(8) Environmental. To Seller’s Knowledge, there are no violations of any Environmental Laws (as defined below) related to the Property or the presence or release of Hazardous Materials (as defined below) on or from the Property. Seller has not manufactured, introduced, released or discharged from, on, under or adjacent to the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), in violation of any Environmental Laws. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal and state laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, county and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

(9) OFAC. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonably prior notice.

(i) Neither Seller nor any beneficial owner of Seller:

(A) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(B) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(C) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(D) shall transfer or permit the transfer of any interest in Seller or any beneficial owner in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.

(ii) Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller. In such event the Earnest Money shall promptly be returned to Purchaser, and neither party shall have any further liability or obligation to the other under this Agreement, except for any other provision of this Agreement that is intended to survive the termination of this Agreement.

(10) No Employees and No Labor Agreements. Seller has no employees at the Property and all services at the Property are performed or contracted by Seller’s property manager. Seller is not a party to any labor agreements.

(11) No Off-site Improvement Obligations or Impact Fees. To Seller’s Knowledge, there are not any outstanding obligations to any third-parties to complete any off-site improvements, to pay any monetary amount, or to satisfy any other obligations, in connection with the development of the improvements on the Property.

(12) Claims Under Warranties. To Seller’s Knowledge, there are no unresolved claims under any of the Warranties.

(13) ERISA. Seller is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code. The assets of Seller do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Seller do not constitute plan assets of one or more such plans. The transactions contemplated hereunder involving Seller are not in violation of state statutes applicable to Seller’s regulating investments of and fiduciary obligations with respect to governmental plans. The performance or discharge of Seller’s obligations hereunder shall not contravene any requirements of any applicable provisions of the Code, ERISA or other applicable law.

(14) ARS 33-1902. To Seller’s Knowledge, to the extent applicable, Seller has complied with, and is currently in compliance with, Arizona Revised Statutes Section 33-1902, Residential rental property; recording with assessor; agent designation; civil penalty; fee.

(15) Seller Knowledge Individual. The Knowledge Individuals (hereinafter defined) are the persons with the most knowledge about the Property and the most able to make the representations set forth under this Section 6(a).

For purposes of this Section 6(a), the term “Seller’s Knowledge” means the actual knowledge of Cheng Chen and Logan Hollensteiner as indirect executives and asset manager of Seller (the “Knowledge Individuals”), without any duty of separate inquiry and investigation except for the duty to consult with Seller’s property manager for the Property, and shall not include or be deemed to include imputed knowledge or any matter not within the actual knowledge of the Knowledge Individuals. In addition, the Knowledge Individuals shall not have any personal liability on account of any breach of any representation or warranty made by Seller in this Agreement.

(b) The Purchaser’s Representations and Warranties. As a material inducement to the Seller to execute this Agreement and consummate this transaction, the Purchaser represents and warrants to the Seller as of the date hereof and continuing through and including the Closing Date as follows:

(1) Organization and Authority. The Purchaser represents and warrants to the Seller that the Purchaser has been duly organized and is validly existing as a limited liability company organized pursuant to the laws of the State of Delaware, and if required to consummate the transaction, will be registered to transact business as a foreign limited partnership under the laws of the State of Arizona. The Purchaser has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the purchase, and make or cause to be made the deliveries and undertakings contemplated herein or hereby. The persons signing this Agreement on behalf of the Purchaser are authorized to do so. This Agreement and all of the documents to be delivered by the Purchaser at the Closing have been (or will be) authorized and properly executed and will constitute the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

(2) OFAC. Purchaser is in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Further, Purchaser covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Seller for its review and inspection during normal business hours and upon reasonably prior notice.

(i) Neither Purchaser nor any beneficial owner of Purchaser:

(A) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other Lists;

(B) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(C) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(D) shall transfer or permit the transfer of any interest in Purchaser or any beneficial owner in Purchaser to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.

(ii) Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller. In such event the Earnest Money shall promptly be returned to Purchaser, and neither party shall have any further liability or obligation to the other under this Agreement, except for any other provision of this Agreement that is intended to survive the termination of this Agreement.

(c) Representations and Warranties Prior to Closing. The validity in all material respects of the foregoing representations and warranties as of the date made shall be a condition precedent to the obligation of the party to whom the representation and warranty is given to close the transaction contemplated herein. If any of the Seller’s representations and warranties shall not be true and correct in any material respect at the time and regardless as to whether the Purchaser becomes aware of such fact through the Seller’s notification or otherwise, then (after the Seller has been provided at least thirty (30) days’ prior written notice (as applicable, the “Seller Cure Period”) by Purchaser during which Seller may cure such issue with the representations or warranties), the Purchaser may, at its option, exercise by written notice to the Seller (and as its sole and exclusive remedy) its decision to either: (y) proceed with this transaction, accepting the applicable representation and warranty as being modified by such subsequent matters or knowledge and waiving any right relating thereto, if any, or (z) terminate this Agreement and declare this Agreement of no further force and effect, in which event the Earnest Money shall promptly be returned to Purchaser and the parties shall have no further liability hereunder by reason thereof, except for any other provision of this Agreement that is expressly intended to survive the termination of this Agreement. If any of the Purchaser’s representations and warranties shall not be true and correct in any material respect at the time and regardless as to whether the Seller becomes aware of such fact through the Purchaser’s notification or otherwise, then (after the Purchaser has been provided at least thirty (30) days’ prior written notice by Seller during which Purchaser may cure such issue with the representations or warranties), the Seller may, at its option, exercise by written notice to the Purchaser (and as its sole and exclusive remedy) its decision to either: (y) proceed with this transaction, accepting the applicable representation and warranty as being modified by such subsequent matters or knowledge and waiving any right relating thereto, if any, or (z) terminate this Agreement and declare this Agreement of no further force and effect, in which event the Earnest Money shall be released to the Seller and the parties shall have no further liability hereunder by reason thereof, except for any other provision of this Agreement that is expressly intended to survive the termination of this Agreement. Notwithstanding anything herein to the contrary, (1) the representations and warranties of Seller contained in this Agreement shall be deemed modified and amended to correspond to: (i) the information in any Property Information provided to Purchaser by or on behalf of Seller, (ii) any changes or updates to such representations or warranties due to the acts or omissions of Seller hereunder that are either permitted or not in violation of this Agreement, or both, including, without limitation, updates to the list of Service Contracts and the Rent Rolls and list of Leases, or (iii) any changed facts or circumstances, as long as, as so modified and amended, if applicable, the applicable representation and warranty shall still be true and correct in all material respects on the Closing Date (except to the extent the representation and warranties only applies to an earlier date), and (2) to the extent that Purchaser has actual knowledge of a breach of one or more representations, warranties, or covenants by Seller under this Agreement, but elects to consummate the Closing, Purchaser shall be deemed to have waived such breach of such representations, warranties, and covenants by Seller.

(d) Covenants of the Seller. The Seller covenants and agrees that during the period from the date of this Agreement through and including the Closing Date:

(1) The following shall apply with respect to Leases:

(i) With respect to all Leases, the Seller will timely pay and perform its obligations under the Leases in all material respects.

(ii) From the Effective Date until the expiration of the Due Diligence Period, Seller agrees that it will not amend (other than renewals permitted herein) or terminate (other than terminations due to the expiration of the applicable Lease term) any non-residential Leases prior to the Closing Date without the prior written consent of Purchaser in each instance, not to be unreasonably withheld, conditioned or delayed. Following the expiration of the Due Diligence Period, Seller may not amend (other than renewals permitted herein) or terminate (other than terminations due to the expiration of the applicable Lease term) any non-residential Leases without the prior written consent of Purchaser in each instance, which consent may be withheld in Purchaser’s sole and absolute discretion. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that Seller may, upon completion of the review process described in Section 6(a)(5), approve of the assignment of the 101 Lease to the Coffee Shop Tenant.

(iii) Unless Purchaser agrees otherwise in writing, any new residential leases, amendments, or renewals for such residential units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall (A) be on Seller’s standard apartment lease or renewal form for the Premises (copies of which were or will be provided by Seller to Purchaser as part of the Property Information), (B) not provide for tenant concessions, rebates, gifts cards or other incentives in excess of Two Hundred Fifty and No/100 Dollars ($250.00) per bed (in the aggregate of all beds at the Premises); provided that, such covenant shall not be violated to the extent that Seller provides a credit for any applicable Excess Concession Amount at Closing, and (C) otherwise reflect the rental rates (in the aggregate of all beds at the Premises) and time periods set forth on Schedule 6(d)(1)(iii) attached hereto (collectively, the “Leasing Guidelines). Each such new residential lease or renewal entered into by Seller shall constitute a “Lease” for purposes of this Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Excess Concession Amount shall not exceed $1,000.00 per Lease (on an aggregate basis for all Leases). For the avoidance of doubt, Seller shall provide Purchaser with a credit against the Purchase Price for any Excess Concession Amount related to the 2022-2023 academic year.

(iv) Seller shall not enter into any commercial leases without Purchaser’s prior written consent which may be withheld in Purchaser’s sole and absolute discretion.

(v) From the Effective Date until Closing or earlier termination of this Agreement, Seller shall provide Purchaser with a weekly leasing report delineating the number of the leases executed at the Premises for the 2022/2023 academic year, unit type, gross lease rate, additional other income, and any concessions (each a “Leasing Report”). Seller shall provide Purchaser with a current Leasing Report two business days prior to the expiration of the Due Diligence Period (the “DD Final Leasing Report”); Purchaser acknowledges and agrees that delivery of the DD Final Leasing Report shall satisfy Seller’s weekly Leasing Report delivery obligation, notwithstanding the fact that more than one (1) week may have passed since Seller’s immediately previous Leasing Report delivery.

(vi) Seller shall provide Purchaser with a pre-leasing rent roll two business days prior to the expiration of the Due Diligence Period.

(2) The Seller will timely pay and perform its obligations under the Service Contracts in all material respects.

(3) Prior to the expiration of the Due Diligence Period and unless consented to by Purchaser, in its reasonable discretion, the Seller will not enter into any service contract or other contractual agreement that will be an obligation affecting the Property subsequent to the Closing Date, unless such contract or agreement may be terminated upon thirty (30) days’ notice and without a termination penalty or fee. Following the expiration of the Due Diligence Period, Seller will not enter into any service contract or other contractual agreement that will be an obligation affecting the Property subsequent to the Closing Date without Purchaser’s prior written consent thereto, which consent Purchaser may withhold in its sole and absolute discretion.

(4) The Seller will not remove any Personal Property owned by the Seller from the Premises except as may be necessary for repair or replacement, and then only if Seller repairs or replacement of same, as applicable.

(5) Subject to any Applicable Laws, Seller will continue to use commercially reasonable efforts to operate and maintain the Property in accordance with past practices.

(6) The Seller will maintain its current levels of casualty and liability insurance, with Seller using reasonable efforts to maintain a level and type reasonably consistent with the insurance maintained by the Seller prior to the Effective Date with respect to the Property.

(7) The Seller shall effectively terminate (and give written notices of such termination to all of the other parties thereto), effective as of Closing, the Service Contracts designated as “Seller to Terminate” on Exhibit B.

(8) Purchaser shall receive a credit in the amount of $500 for each vacant bedroom at the Property that is not in market rent-ready condition (including, as necessary, being repainted, cleaned, and re-carpeted and with all appliances in good and working condition). Prior to Closing, but no later than three (3) business days prior to Closing, Purchaser shall be permitted to do a walk-thru of the Property to determine which vacant bedrooms are in market rent-ready condition.

(9) By no later than three (3) business days prior to the end of the Due Diligence Period, Seller shall use commercially reasonable efforts to deliver to Purchaser draft of Exhibit A to the Bill of Sale for Purchaser’s review.

(10) Seller shall use commercially reasonable efforts to obtain estoppel certificates from each of the commercial tenants of the Property (each a “Tenant Estoppel Certificate”). Each Estoppel Certificate, if obtained, shall either be in the form of Exhibit G attached hereto, or in the form required or contemplated under the applicable commercial Lease.

(11) Arizona Tax Certificate.

(A) Seller shall use commercially reasonable efforts to obtain from the Arizona Department of Revenue (the “AZDOR”) and deliver to Purchaser, no earlier than thirty (30) days prior to Closing and no later than three (3) days prior to Closing, a tax certificate from the AZDOR pursuant to A.R.S. §42-1110(B) (the “Tax Certificate”) for the Property. In the event that the Tax Certificate reflects (i) any amounts due by Seller to the AZDOR, Seller shall deliver to Purchaser, prior to Closing, reasonable evidence of Seller’s payment of such amounts in full to the AZDOR, or (ii) that there are any returns that have not been filed for any period described therein, with respect to the applicable portion of the Property, Seller shall deliver to Purchaser, prior to Closing, reasonable evidence of the filing of such missing returns and the payment of all amounts required to be paid to the AZDOR pursuant to such returns. Notwithstanding the foregoing, if Seller fails to deliver to Purchaser the Tax Certificate or any such other evidence of payment of all taxes or tax return filings as are required by this Section 6(d)(11) (collectively, the “Tax Deliverables”) prior to Closing, such failure shall not be a default by Seller or a failure of any closing condition hereunder, and Seller shall indemnify, defend and hold harmless Purchaser, its members, managers, indirect owners, employees and agents (collectively, “Purchaser Representatives”) from any and all losses, costs, charges or other liabilities resulting from Seller’s failure to pay such taxes or file such returns (including any interest and/or late payment penalties) as are reflected in the Tax Certificate deliverable hereunder or are otherwise due with solely with respect to Seller’s period of ownership. The terms and provisions of this Section 6(d)(11) shall survive the Closing.

(B) In the event that Seller has not delivered the Tax Certificate or Tax Deliverables as contemplated under Section 6(d)(11)(A), Seller shall, within thirty (30) days following the Closing Date, file with the AZDOR all tax returns for, and shall promptly thereafter pay, all transaction privilege (sales) taxes, speculative builder taxes, construction taxes, sales taxes, excise taxes, use taxes, employee withholding taxes, unemployment taxes and other taxes arising from transactions, ownership, development and operations concerning the Premises and accruing or occurring prior to the Closing Date or as a result of the sale of the Premises and the Closing. If the Tax Certificate or a response to the application for the Tax Certificate indicates that any tax returns are missing or any amounts remain to be paid, Seller shall take all actions required to promptly respond to and remedy such deficiencies in order to receive a Tax Certificate stating that all taxes covered by the Tax Certificate accruing through the day prior to Closing or arising as a result of the sale of the Premises and the Closing have been paid in full and shall thereafter provide such Tax Certificate evidencing such full payment to Purchaser. Seller agrees to indemnify, defend and hold harmless Purchaser and the Purchaser Representatives from any and all losses, costs, charges or other liabilities including any interest or late payment penalties resulting from a breach of the covenants set forth in this Section 6(d)(11)(B). The terms and provisions of this Section 6(d)(11)(B) shall survive the Closing.

7. Due Diligence Period.

(a) The Purchaser shall have a period beginning on the Effective Date and ending at 5:00 p.m., local time where the Premises is located on December 10, 2021 to examine, inspect, and investigate the Property, including review of the deliveries by Seller to Purchaser of those items outlined on Schedule 6(a)(3) to this Agreement, and, in the Purchaser’s sole discretion, to determine whether the Purchaser wishes to proceed to purchase the Property.

(b) If at any time commencing on the Effective Date and continuing until the expiration of the Due Diligence Period, Purchaser determines that it elects to proceed to Closing, Purchaser shall deliver written notice thereof to Seller on or before the expiration of the Inspection Period (the “Go Forward Notice”). If Purchaser fails to timely deliver to Seller the Go Forward Notice, this Agreement shall be deemed terminated without further notice, instruction or delay and the Initial Deposit shall be promptly returned to the Purchaser, and neither party shall have any further liability or obligation to the other under this Agreement except for any other provision of this Agreement that is expressly intended to survive the termination of this Agreement. Notwithstanding anything to the contrary herein, Purchaser acknowledges that the Due Diligence Period has expired, and that Purchaser has elected to proceed with the transaction contemplated by the Agreement. Purchaser further acknowledges that its execution and delivery of this Agreement constitutes its execution and delivery of the Go Forward Notice and Purchaser has no further right to terminate this Agreement except as otherwise provided herein.

(c) Subject to the rights of tenants under the Leases, the Purchaser, during the Due Diligence Period and through the Closing, shall have reasonable access to the Property for the purpose of conducting non-invasive inspections, investigations, studies, and tests of the Premises. The Purchaser shall give the Seller not less than twenty-four (24) hours prior telephonic notice before entering onto the Premises to perform inspections or tests or otherwise access the Premises; provided, however, that any access to a residential tenant’s unit will require not less than forty-eight (48) hours prior notice. Purchaser agrees that it and its consultants and representatives: (i) shall not disclose the existence of this Agreement or the possible sale hereunder, (ii) shall not interfere with or talk to any tenants under the Leases except that Purchaser shall have the right to conduct interviews of the commercial tenants at the Premises, (iii) that Seller may, at its option, have someone accompany the Purchaser or its consultants or representatives on any such visits, interviews of commercial tenants, or testing, (iv) that in the case of tests, the Purchaser shall specify to the Seller the precise nature of the test to be performed, with such test to be subject to the prior written approval of the Seller, not to be unreasonably withheld, and (v) that the Seller may require, as a condition precedent to the Purchaser’s right to both perform any such test or to ever access the Premises at any time, that the Purchaser deliver to the Seller evidence of public liability and other appropriate insurance naming the Seller as an additional insured thereunder in amounts reasonably required by Seller of no less than $2,000,000 per instance. Such examination of the physical condition of the Property consented to by Seller may include an examination for the presence or absence of hazardous or toxic materials, substances or wastes (collectively, “Hazardous Materials”), which shall be performed or arranged by the Purchaser, at the Purchaser’s sole cost and expense. Notwithstanding anything contained in this subsection (c) to the contrary, any invasive testing of the Premises (including the scope thereof and the identity of the Purchaser’s agents performing such testing) shall require Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion except that Purchaser may conduct any air sampling or non-invasive radon testing without Seller’s consent if such air sampling or non-invasive radon testing is recommended by a Phase I environmental assessment report. The Purchaser shall keep the Property free and clear of any liens and will indemnify, protect, defend, and hold each of the Seller and its officers, directors members, managers, employees, and agents (each, a “Seller Related Party”) harmless from and against all losses, costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees and court costs) arising from physical damage to the Premises and injury to persons asserted against or incurred by any Seller Related Party as a result of such entry by the Purchaser, its agents, employees or representatives except if due to: (i) the mere discovery of a pre-existing condition at the Property, or (ii) Seller’s gross negligence or intentional misconduct. If any inspection or test disturbs the Property, the Purchaser will restore the Property to substantially the same or better condition as existed prior to any such inspection or test. The Purchaser and its agents, employees and representatives may, upon not less than twenty-four (24) hours prior telephonic notice to the Seller, examine and make copies of all books and records and other materials relating to the condition of the Property in the Seller’s possession at the office where such records are maintained, but excluding any Excluded Information. Any information provided to or obtained by the Purchaser with respect to the Property shall be subject to the provisions of Section 22(o) of this Agreement.

8. As Is Sale.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS (AS DEFINED BELOW), THE PURCHASER UNDERSTANDS AND AGREES THAT THE SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, COMPLIANCE WITH ANY APPLICABLE LAWS, OR THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY THE SELLER TO THE PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. THE PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING THE SELLER SHALL TRANSFER AND CONVEY TO THE PURCHASER AND THE PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY AGREEMENT OR INSTRUMENT EXECUTED BY THE SELLER AND DELIVERED TO THE PURCHASER AT CLOSING (“CLOSING DOCUMENTS”).

THE PURCHASER REPRESENTS TO THE SELLER THAT THE PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS THE PURCHASER REASONABLY DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY

INFORMATION PROVIDED BY OR ON BEHALF OF THE SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS.

9. Survival of Representations After Closing.

(a) All representations and warranties of the Seller and the Purchaser herein shall survive the Closing for a period of six (6) months (the “Limitation Period”).

(b) Either party to this Agreement shall provide written notice to the other party of any breach of any of such other party’s warranties or representations of which the notifying party acquires knowledge, through any means, at any time after the Closing Date but prior to the expiration of the Limitation Period, and shall allow the receiving party thirty (30) days from the date of such notice within which to cure such breach, or, if such breach is susceptible of cure but cannot reasonably be cured within thirty (30) days, an additional reasonable time period required to effect such cure so long as such cure has been commenced within such thirty (30) days and diligently pursued. If the receiving party fails to cure such breach within such cure period (as extended, if applicable), the notifying party’s sole remedy shall be the election set forth in Section 6(c) above.

(c) No claim may be made based on any breach of any representations or warranties contained in Sections 6(a) above after expiration of the Limitation Period. Purchaser shall not make any claim on account of a breach of representations or warranties unless and until the aggregate measure of such claims exceeds Seventy-Five Thousand and 00/100 Dollars ($75,000.00), it being agreed that recovery may thereafter be made from the first $0.01. In no event shall the aggregate liability of Seller for any and all breaches of any representation or warranty set forth in Section 6(a) exceed two percent (2%) of the Purchase Price (the “Damage Cap”). Seller covenants and agrees to maintain a liquid net worth equal to no less than the Damage Cap until the expiration of the Limitation Period.

10. Closing.

(a) The Closing shall be accomplished through the escrow referred to in Section 10(b) below, and shall take place on the date that is mutually acceptable to the Purchaser and Seller, which date shall be no later than December 30, 2021 (the “Closing Date”); provided that, to the extent that a Seller Cure Period applies, the Closing Date shall be extended to a date that is mutually acceptable to the Purchaser and Seller, which date shall be no later than five (5) business days after the expiration of the applicable Seller Cure Period. In addition, all conditions precedent to the Closing shall have been fulfilled or have been waived in writing by the respective party entitled to waive same.

(b) On or prior to the date set for Closing under this Agreement, the parties shall establish a customary deed and money escrow with the Title Insurer. Counsel for the respective parties is hereby authorized to execute the escrow trust instructions as well as any amendments thereto on behalf of their respective clients.

11. Conditions to the Purchaser’s Obligation to Close.

(a) The Purchaser shall not be obligated to proceed with the Closing unless and until each of the following conditions has been either fulfilled or waived in writing by the Purchaser:

(1) This Agreement shall not have been previously terminated pursuant to any other provision hereof;

(2) The Seller shall be prepared to deliver or cause to be delivered to the Purchaser all instruments and documents to be delivered by Seller to the Purchaser at the Closing pursuant to Section 14 and Section 16 or any other provision of this Agreement; and

(3) All Service Contracts (other than the Surviving Service Contracts) and any property management and leasing agreements with respect to the Premises shall have been effectively terminated on or prior to the Closing at no cost, liability or expense to the Purchaser.

(4) If applicable, Seller shall have complied with Arizona Revised Statutes Section 33-1330, Transfer of records on sale.

(5) If applicable, Seller shall have complied with Arizona Revised Statutes Section 33-1902, Residential rental property; recording with the assessor; agent designation; civil penalty; fee.

(6) Seller shall cause to be completed to Purchaser’s commercially reasonable satisfaction the repair or replacement of those deferred maintenance items (the “Deferred Maintenance Items”) delineated on Schedule 11(a)(6) attached hereto (the “Deferred Maintenance Items Schedule”). On December 20, 2021 (the “Inspection Date”), Purchaser shall conduct a walk-through of the Premises to confirm that the Deferred Maintenance Items have been completed to Purchaser’s commercially reasonable satisfaction (the “Completed Deferred Maintenance Items”) and paid for in full. In the event Seller is unable to (i) complete or commence any of the work necessary to repair or replace the Deferred Maintenance Items to Purchaser’s commercially reasonable satisfaction (the “Outstanding Deferred Maintenance Repair and Replacement Work”) or (ii) pay for any Completed Deferred Maintenance Items in full by the Inspection Date, then at Closing, an amount equal to (a) 125% of the estimated cost of the Outstanding Deferred Maintenance Repair and Replacement Work as set forth on the Deferred Maintenance Items Schedule, plus (b) an amount equal to 100% of the total cost due and payable for the Completed Deferred Maintenance Costs (collectively, the “Repair and Replacement Costs”) shall be withheld from Seller’s proceeds from the sale of the Premises, and shall remain in the Escrow (the “Escrow Funds”). Disbursements of the Escrowed Funds shall be governed pursuant to a reasonable and customary form of escrow agreement between Seller, Purchaser and the Title Insurer (the “Deferred Maintenance Holdback Escrow Agreement”) which shall provide, inter alia, that: (i) Purchaser shall have the right to draw the Escrow Funds from the Escrow as necessary to pay any Repair and Replacement Costs by submitting a written payment request to Title Insurer accompanied by invoices or other reasonable evidence of the Repair and Replacement Costs for which funding is being requested (a “Payment Request”), with a copy of such Payment Request to be sent by Purchaser to Seller concurrently with its delivery to Title Insurer; (ii) within a reasonable time period after Completion of the Outstanding Deferred Maintenance Repair and Replacement Work (hereafter defined) on or prior to the Outside Date (hereafter defined), and Purchaser’s receipt of any final invoices or payment requests from its contractors, suppliers, governmental authorities and/or other third parties to whom such amounts are due, Purchaser will deliver a final written Payment Request to Title Insurer for all final amounts advanced or incurred by Purchaser in the performance of the Outstanding Deferred Maintenance Repair and Replacement Work (with a copy of such final Payment Request to be sent by Purchaser to Seller concurrently with its delivery to Title Insurer); and (iii) to the extent there are any amounts remaining in the Escrow as of the Outside Date, after all Payment Requests (including the final Payment Request) from Purchaser have been fully funded, any and all amounts remaining in the Escrow shall be immediately disbursed by Title Insurer to Seller. For purposes hereof, the term “Completion of the Outstanding Deferred Maintenance Repair and Replacement Work” shall mean that all Outstanding Deferred Maintenance Repair and Replacement Work has been completed, as evidenced by Purchaser’s written acceptance thereof, and the receipt of all final governmental inspection approvals and lien waivers associated therewith. The term “Outside Date” shall mean six (6) months following the Closing Date.

(b) In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 18(b) hereof, the Purchaser may elect, upon notice to the Seller, to either: (1) terminate this Agreement, in which event the Earnest Money shall be promptly released to the Purchaser, as Purchaser’s sole and exclusive remedy, and neither party shall have any further liability or obligation to the other, except for any other provision of this Agreement that is expressly intended to survive the termination of this Agreement, or (2) waive any one or more of the foregoing conditions and proceed to Closing.

12. Conditions to the Seller’s Obligation to Close.

(a) The Seller shall not be obligated to proceed with the Closing unless and until each of the following conditions has been fulfilled or waived in writing by the Seller:

(1) The Purchaser shall be prepared to pay to the Seller the Purchase Price and all other amounts to be paid to it at Closing pursuant to the provisions of this Agreement;

(2) The Purchaser shall be prepared to deliver to the Seller all instruments and documents to be delivered by Purchaser to the Seller at the Closing pursuant to Section 15 and Section 16 or any other provision of this Agreement; and

(3) This Agreement shall not have been previously terminated pursuant to any other provision hereof.

(b) In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 18(a) hereof, the Seller may elect, upon notice to the Purchaser, to terminate this Agreement, in which event the Earnest Money shall be immediately released to the Seller and neither party shall have any further liability or obligation to the other, except for any other provision of this Agreement that is expressly intended to survive the termination of this Agreement.

13. Title Insurance.

(a) Seller, at its sole cost and expense, has delivered a commitment for the Title Policy (defined below) (the “Title Commitment”), together with legible copies of all of the underlying documentation described in such Title Commitment (the “Title Documents”). Seller shall use good faith efforts to so obtain and deliver the Title Commitment to Purchaser within five (5) business days after the Effective Date. Purchaser may, at Purchaser’s sole cost and expense, obtain an update or new survey (the “Updated Survey”).

(b) Purchaser shall have until ten (10) business days after the Effective Date (“Title Review Period”) in which to review the Title Commitment, the Title Documents and the Survey and notify Seller in writing, at Purchaser’s election, of such objections as Purchaser may have to any matters contained therein (“Purchaser’s Initial Objection Notice”; any of said objections listed on Purchaser’s Initial Objection Notice are deemed the “Initial Objectionable Exceptions”). Purchaser shall have until five (5) business days after the delivery of the Updated Survey in which to review and notify Seller in writing, at Purchaser’s election, of such objections as Purchaser may have to any matters contained therein that were not disclosed on the Survey (“Purchaser’s Additional Objection Notice”, and together with the Purchaser’s Initial Objection Notice, the “Purchaser’s Objection Notice”; any of said objections listed on Purchaser’s Additional Objection Notice are deemed the “Additional Objectionable Exceptions”, and together with the Initial Objectionable Exceptions, the “Objectionable Exceptions”). If Seller notifies Purchaser in writing within five (5) business days after receipt of the Purchaser’s Objection Notice that it has elected not to cure one or more of said Objectionable Exceptions (“Seller’s Notice”), Purchaser shall have the right to either: (a) terminate this Agreement by delivering written notice within five (5) business days after receipt of such Seller’s Notice, in which event, the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under the Agreement, except for any other provision of this Agreement that is expressly intended to survive the termination of this Agreement, or (b) Purchaser may consummate the transaction contemplated by this Agreement in accordance with the terms hereof, in which event, all those Objectionable Exceptions that Seller has so elected, in Seller’s sole discretion, not to cure shall conclusively be deemed to constitute “Permitted Encumbrances”.

(c) The Purchaser and the Seller shall each cooperate to cause to be delivered to the Purchaser at Closing a “marked up” owner’s title insurance policy with extended coverage (the “Title Policy”) issued by the Title Insurer, the form of which shall be American Land Title Association Owner’s Policy, Standard Form B, 2006, subject only to the Permitted Exceptions (as defined below). The Title Policy may contain any endorsements requested by the Purchaser; provided that, the Purchaser shall satisfy itself as to the availability of any such endorsements prior to the expiration of the Title Review Period. The costs of any such endorsements shall be paid for by the Purchaser unless otherwise provided herein.

(d) The Seller shall have no obligation to remove or cure title objections, except for: (1) mortgage liens of an ascertainable amount created by the Seller, which liens the Seller shall cause to be released at the Closing or affirmatively insured over by the Title Insurer with the Purchaser’s approval, and (2) any exceptions or encumbrances to title which are intentionally created by the Seller after the Effective Date without the Purchaser’s consent. In addition, the Seller and Purchaser shall provide the Title Insurer with all customary affidavits, ALTA statements or personal undertakings (collectively, the “Owner’s Affidavit”), in form and substance reasonably acceptable to the Title Insurer, that will permit the Title Insurer to provide extended coverage and to remove the standard “mechanics lien” and otherwise issue the Title Policy. Seller shall in no event be obligated to deliver any affidavit or indemnity to the Title Insurer or any other party in connection with: (i) any governmental or recorder’s office closures, (ii) limited access to recorded documents or other public records of any kind or nature, or (iii) ability to record documents

(e) “Permitted Exceptions” shall mean: (1) any exception arising out of an act of the Purchaser or its representatives, agents, employees or independent contractors; (2) any Applicable Laws; (3) Permitted Encumbrances, as described in Section 13(b) above; (4) rights of tenants under the Leases, as tenants, licensees, occupants, users or other grantees of the Premises only without any rights or options to purchase; (5) other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount, which Seller elects to have removed or insured over by the Title Insurer by the payment of money and which are removed or insured over at or prior to Closing; and (6) real estate taxes and assessments not yet due and payable.

14. Documents to be Delivered to the Purchaser at Closing.

At Closing, the Seller shall deliver or cause to be delivered to the Purchaser each of the following instruments and documents:

(a) Deed. The Deed, in the form attached hereto as Exhibit C, together with a commercially reasonable Affidavit of Property Value.

(b) Bill of Sale. The Bill of Sale covering the Personal Property, in the form attached hereto as Exhibit D.

(c) Assignment of Leases, Service Contracts and Intangibles. An Assignment of Leases, Service Contracts and Intangibles, in the form attached hereto as Exhibit E.

(d) FIRPTA. An affidavit, in the form attached hereto as Exhibit F, stating the Seller’s U.S. taxpayer identification number and that the Seller is a “United States person”, as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

(e) Owner’s Affidavit. The Owner’s Affidavit referred to in Section 13(e) above.

(f) Surveys, Plans, Permits and Specifications. Any existing surveys, plans and specifications, and operating manuals for or with respect to the Premises or any part thereof to the extent the same are in the Seller’s possession or control.

(g) Keys. All keys to the improvements, to the extent the same are in the Seller’s possession or control.

(h) Leases. Originals of any Leases in effect on the Closing Date (or copies thereof in the event the originals are not in Seller’s possession, or in the possession of Seller’s property manager and such copies of Leases are in Seller’s possession), to the extent the same are in Seller’s possession.

(i) Service Agreements. Copies of any Surviving Service Contracts and written evidence, in form and substance reasonably acceptable to Purchaser, that any service agreements that were to be terminated prior to Closing have been terminated.

(j) Certified Rent Rolls. The Rent Rolls for the Premises, certified by an authorized officer, manager or member of Seller, dated not more than three (3) business days prior to Closing.

(k) Other Deliveries. Such other documents and instruments as may be reasonably required by any other provision of this Agreement to carry out the terms and intent of this Agreement.

(l) A/R Report. A current accounts receivable report for the Property, dated not more than three (3) business days prior to Closing.

(m) A/P Report. A current accounts payable report for the Property, dated not more than three (3) business days prior to Closing.

(n) Aged Delinquency Report. A current aged delinquency report for the Property, dated not more than three (3) business days prior to Closing.

(o) Weekly Leasing Report. A current Leasing Report for the Property dated not more than five (5) business days prior to Closing.

(p) Re-Branding License Agreement. The Re-Branding License Agreement.

(q) A trailing 12-month financial statement through the most recent full calendar month prior to the Closing Date.

15. Documents to be Delivered to the Seller at Closing.

At Closing, the Purchaser shall deliver or cause to be delivered to the Seller each of the following instruments, documents and amounts:

(a) Purchase Price. The Purchase Price calculated pursuant to Section 5 hereof, subject to adjustment and proration as provided in Section 17 below.

(b) Affidavit of Property Value. An Arizona Department of Revenue Form 82162.

(c) Assignment of Leases, Service Contracts and Intangibles. A counterpart of the Assignment of Leases, Service Contracts and Intangibles, in the form attached hereto as Exhibit E.

(d) Re-Branding License Agreement. The Re-Branding License Agreement.

(e) Other Documents. Such other documents and instruments as may be required by any other provision of this Agreement to carry out the terms and intent of this Agreement.

16. Documents to be Delivered by the Seller and the Purchaser at Closing.

At Closing, the Purchaser and the Seller shall deliver or cause to be delivered each of the following instruments and documents:

(a) Escrow Instructions. Escrow instructions as described in Section 10(b).

(b) Settlement Statement. A fully executed settlement statement.

17. Prorations and Adjustments. Taxes, rental and other income, and operating or other expenses of the Property shall be prorated as of 12:01 a.m. on the day of Closing, with Purchaser receiving all income and being responsible for all expenses attributable to the period from and after such time and Seller receiving all income and being responsible for all expenses attributable to the period prior to such time. At least three (3) business days prior to the Closing Date, Seller shall supply Purchaser with the necessary information to compute or estimate the prorations, including such supporting evidence as Purchaser reasonably requests.

(a) Prorations and Adjustments. Real estate taxes and assessments will be prorated between Purchaser and Seller for the period for which such taxes are assessed, regardless of when payable, with such amounts to be apportioned on the current fiscal year basis of the applicable taxing authority. If the current tax bill is not available at Closing, then the proration shall be made on the basis of 100% of the most recent ascertainable tax assessment and tax rate. Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the fiscal year in which Closing occurs or any prior years have not been paid before Closing, Purchaser shall be credited by Seller at the time of Closing with an amount equal to that portion of such taxes and assessments which are ratably attributable to the period before the Closing Date and Purchaser shall pay (or cause to be paid) the taxes and assessments prior to their becoming delinquent. If taxes and assessments for the fiscal year in which Closing occurs have been paid before Closing (or are paid at Closing with proceeds from the Purchase Price), Seller shall be credited by Purchaser at the time of Closing with an amount equal to that portion of such taxes and assessments which are ratably attributable to the period from and after the Closing Date.

(b) Utilities. All utilities shall be prorated based upon estimates using the most recent actual invoices. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing. In the case of non-transferable deposits, Purchaser shall be responsible for making any security deposits required by utility companies providing service to the Premises.

(c) Collected Rent. Purchaser shall receive a credit for any rent (including any prepaid rent) and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income and reimbursements (including, without limitation, for utilities) shall not be prorated at Closing. After Closing, Purchaser shall apply all rent and income and reimbursements collected by Purchaser from a tenant: (i) first to such tenant’s rental or reimbursement obligations for the month in which the Closing occurs, (ii) next for all periods then due and payable from and after the month in which the Closing occurs, and (iii) then to arrearages in the reverse order in which they were due, remitting to Seller, after deducting reasonable collection costs, any rent or expense reimbursements properly allocable to Seller’s period of ownership. Purchaser shall bill and collect such rent arrearages in the ordinary course of business, but shall not be obligated to take legal action to collect any such arrearages. Any rent or other income received by Seller or Purchaser after Closing which are owed to Seller or Purchaser shall be remitted to Seller or Purchaser as applicable, promptly after receipt, after deducting any costs of collection therefrom. Under no circumstances shall Seller have the right to do any of the following: (i) sue any current tenants of the Property, (ii) evict any tenants of the Property, or (iii) terminate any Leases.

(d) Security Deposits. All unapplied pet deposits and security or other deposits (and interest thereon if required by law or contract to be earned thereon) under the Leases shall be credited to Purchaser at Closing.

(e) Service Contracts. With respect to Surviving Service Contracts, Seller shall receive a credit for prepaid charges and premiums applicable to Purchaser’s period of ownership. The Purchaser shall receive a credit for any payments made in arrears. Any non-refundable deposits together with any up-front payments under cable, phone or other Service Contracts shall be retained by Seller for any terminated Service Contracts and such deposits shall be credited to Seller at Closing for any Surviving Service Contracts.

(f) Owner Deposits. Seller shall be entitled to the return of all bonds, deposits, letters of credit, set aside letters or other similar items, if any, that are outstanding with respect to the Property that have been provided by Seller or any of its affiliates, agents or investment advisors to any governmental agency, public utility, or similar entity (collectively, “Owner Deposits”). Purchaser shall replace such Owner Deposits. To the extent that any funds are released as a result of the termination of any Owner Deposits for which Seller did not receive a credit, such funds shall be delivered to Seller immediately upon their receipt.

(g) Working Capital. At the time of Closing, Seller shall be entitled to retain all cash of Seller.

(h) Final Prorations. In the event that final calculations cannot be made for any expense item, including taxes, and any income item prior to Closing, Purchaser and Seller shall estimate the proration at Closing and shall reprorate such items as soon as adequate information is available. Payments in connection with the final adjustments shall be made by Seller or Purchaser, as the case may be, within ten (10) days after notice. This Section 17 shall survive Closing for a period of ninety (90) days after Closing, except with respect to the reproration of taxes, which shall survive until thirty (30) days after receipt of a final tax bill for the Property for the tax period in which Closing occurs.

(i) Leasing Costs. Purchaser shall receive a credit against the Purchase Price at Closing for all outstanding leasing commissions, tenant improvement costs, free rent periods or any other tenant concessions arising in connection with commercial Leases, commercial Lease amendments or other agreements with commercial tenants which were entered into by Seller on or prior to the Closing Date. Purchaser shall receive a credit against the Purchase Price at Closing for all outstanding leasing commissions, tenant improvement costs, free rent periods, unpaid gift cards or any other tenant concessions which were due and payable prior to Closing but have not yet been paid as of Closing that arise in connection with residential Leases, residential Lease amendments or other agreements with residential tenants which were entered into by Seller on or prior to the Closing Date. Purchaser and not Seller shall be responsible for any unpaid incentives related to the 2022/2023 student calendar year.

18. Default; Termination.

(a) If the Purchaser defaults in any material respect hereunder and such default remains uncured for five (5) business days after written notice by Seller to Purchaser, the Seller’s sole remedy shall be to terminate this Agreement by giving written notice thereof to the Purchaser, whereupon the Earnest Money (or the portion thereof which has been deposited by the Purchaser with the Title Insurer) shall be retained by the Seller as liquidated damages as the Seller’s sole and exclusive remedy only to the extent Purchaser willfully fails to close, provided that Purchaser’s inability to close due to noncompliance with applicable laws shall be deemed to constitute a willful failure to close (and in all other circumstances, Seller may pursue Purchaser for actual damages), and neither party shall have any further liability or obligation to the other, except for any other provision of this Agreement that is expressly intended to survive the termination of this Agreement. The parties acknowledge and agree that the Seller’s actual damages in the event of Purchaser’s default are uncertain in amount and difficult to ascertain and that said amount of liquidated damages was reasonably determined and is not a penalty. The Seller may not exercise its sole remedy if the Seller is in default in any material respect under this Agreement.

(b) If the Seller defaults in any material respect hereunder and such default remains uncured for five (5) business days after written notice by Seller to Purchaser, the Purchaser may, as its sole remedy, either: (1) terminate this Agreement, whereupon the Earnest Money (or the portion thereof which has been deposited by the Purchaser with the Title Insurer) shall be immediately returned to the Purchaser, as its sole and exclusive remedy, and to the extent that Seller’s default is willful, Seller shall reimburse Purchaser for Purchaser’s actual costs and expenses (to be evidenced by Purchaser’s delivery of reasonably detailed invoices to Seller) incurred in connection with the transaction contemplated by this Agreement in an amount not to exceed Two Hundred Thousand Dollars ($200,000.00), and neither party shall have any further liability or obligation to the other, except for other provision of this Agreement that is expressly intended to survive the termination of this Agreement; or (2) assert and seek judgment against the Seller for specific performance. The Purchaser may not exercise its remedies hereunder if the Purchaser is in default in any material respect under this Agreement.

(c) In addition to any other limitations herein, but except as provided in Section 18(b) above, in no event shall either party be liable to the other for consequential, special or punitive damages.

19. Expenses.

(a) 50% of the Title Insurer’s escrow fee and 100% of the premium for the standard coverage portion of the Title Policy shall be borne and paid by the Seller.

(b) 50% of the Title Insurer’s escrow fee, and the premium for the extended coverage portion of the premium for the Title Policy and the costs of any endorsements Purchaser may require, and the cost of recording the Deed, shall be borne and paid by the Purchaser.

(c) All other costs, charges, and expenses shall be borne and paid as provided in this Agreement, or in the absence of such provision, in accordance with local custom where the Premises are located.

20. Intermediaries.

(a) The Purchaser and the Seller acknowledge and agree that Institutional Property Advisors (the “Broker”) has acted as a broker in connection with this transaction. Upon Closing, the Seller agrees to pay a brokerage commission to the Broker per separate agreement with the Broker. To the extent customary on commercial real estate transactions where the Premises are located, the Seller shall provide the Broker a broker lien release to the extent and in the forms required by Applicable Laws stating that the applicable broker has been paid in full, stating the commission received and releasing all of the Broker’s rights and interests in the Property.

(b) The Seller represents to the Purchaser, and the Purchaser represents to the Seller, that there is no broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction other than as set forth above in Section 20(a) of this Agreement. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby by or through acts of Seller or Purchaser or their respective partners, agents or affiliates, then Seller or Purchaser, as applicable, shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party, which obligation shall survive Closing.

21. Destruction of Improvements.

(a) If, prior to Closing, (i) any of the improvements on the Premises are physically damaged or destroyed by a casualty and such event constitutes a Material Loss (hereinafter defined), or (ii) any condemnation proceeding is commenced or threatened in writing by a governmental or quasi-governmental agency with the power of eminent domain (“Condemnation”), then:

(1) The Purchaser may elect, within ten (10) business days after its receipt of written notice of any Material Loss or written notice of such Condemnation, by written notice to the Seller, to terminate this Agreement, and if necessary the date for Closing shall be extended to permit such election. In the event of an election to terminate, the Earnest Money shall be promptly returned to the Purchaser, and neither party shall have any liability to the other by reason hereof, except for any other provision of this Agreement that is expressly intended to survive the termination of this Agreement; or

(2) In the event the Purchaser does not timely elect to terminate pursuant to subsection (a)(1) above, the transaction contemplated hereby shall be closed without a reduction in the Purchase Price, and the Seller shall assign to the Purchaser the Seller’s rights in any insurance proceeds or Condemnation award to be paid to Purchaser in connection with such Material Loss or Condemnation, and, the Seller shall pay to the Purchaser, by means of a credit against the Purchase Price, an amount equal to the deductible under the Seller’s policy of casualty insurance plus an amount equal to any uninsured loss, and the Seller shall execute and deliver to the Purchaser all reasonably required proofs of loss and assignments of claims.

(b) If, prior to Closing, any of the improvements on the Premises are damaged or destroyed and such damage does not constitute a Material Loss, the Purchaser shall remain obligated to close hereunder with no abatement in the Purchase Price. At Closing, the Seller shall assign to the Purchaser the Seller’s rights in any insurance proceeds to be paid to the Seller in connection with such damage or destruction, and the Purchaser shall receive a credit against the Purchase Price from Seller in an amount equal to the deductible amount under the Seller’s casualty insurance policy plus an amount equal to any uninsured loss, and the Seller shall execute and deliver to the Purchaser all reasonably required proofs of loss and assignments of claims.

(c) As used herein, the term “Material Loss” shall mean (a) any damage or destruction of the improvements on the Premises that costs more than Two Million and No/100 Dollars (2,000,000.00) to repair or replace, (b) the loss of any parking spaces that are required for the improvements at the Property to comply with applicable law, (c) an event that permits the termination of at least five percent (5%) of the Leases, (d) the loss of access to and from the Property required to comply with applicable law and fire life safety requirements, provided that a Temporary Loss of Access (hereinafter defined) shall not constitute a Material Loss, or (e) an event that causes any portion of the Property to fail to comply with any applicable law and the Seller is not willing or able to cure such items by Closing by the providing of a credit to Purchaser or other reasonable solution mutually agreed upon by the parties in their respective reasonable discretion. As used herein, the term “Temporary Loss of Access” shall mean that such loss will not prohibit the occupancy of the Premises, there is alternative access to the Premises available, and no additional governmental approvals are needed.

22. General Provisions.

(a) Entire Agreement. This Agreement, including all exhibits and schedules attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties with respect to the subject matter contained herein, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants related to such subject matter not contained herein.

(b) Amendments in Writing. This Agreement may be amended only by a written agreement executed by all of the parties hereto. Purchaser and Seller agree that any amendments or modifications to this Agreement may be entered into by either Purchaser or its counsel or Seller or its counsel (including without limitation, amendments or modifications related to title and survey matters) and the execution of an amendment or modification by counsel instead of the applicable Purchaser or Seller is expressly permitted and agreed to by the parties to this Agreement and each party’s counsel shall be deemed a permitted and authorized agent of such party until the time that the Purchaser or Seller notifies the other party in writing that their respective counsel does not have authority to amend or modify this Agreement on its behalf.

(c) Waiver. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d) Time of the Essence; Business Days. Time is of the essence of this Agreement. To the extent that any date provided for in this Agreement or by law falls on a Saturday, Sunday or legal holiday when banks are not open for business in one or more of Chicago, Illinois or in the State where the Premises is located, such date shall be deemed to refer to the next day which is not a Saturday, Sunday, or legal holiday when banks are not open for business in such locations.

(e) Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

(f) Headings. Headings of sections are for convenience of reference only, and shall not be construed as a part of this Agreement.

(g) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefits of the parties hereto, and their respective successors, and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party except that Seller’s consent shall not be required for an assignment of this Agreement by Purchaser to any entity provided that: (i) such assignee must expressly assume the duties and obligations of Purchaser hereunder which are assigned to it, (ii) not less than five (5) business days prior to the Closing, Purchaser must deliver to Seller a copy of the executed assignment and assumption agreement, and (iii) no such assignment may serve to release Purchaser from its duties and obligations hereunder. Purchaser shall have the right, upon prior written notice to Seller, to designate a nominee to take title to the Property, in which event the Deed shall be in favor of the nominee.

(h) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and delivery is made either by: (i) personal delivery, in which case the notice shall be deemed received the date of such personal delivery or refusal of receipt, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier service or refusal of receipt, or (iii) email, provided that delivery thereof is acknowledged by the receiving party, evidenced by the sender’s receipt of a receipt evidencing delivery from its email program, or the sender of an email notice otherwise does not receive any indication that such email did not get delivered properly to the applicable recipient, and to the following addresses or email addresses, as applicable:

IF TO THE PURCHASER:

1000 EAST APACHE OWNER, LLC

c/o Alden Street Acquisitions, LLC

370 Lexington Avenue, Suite 1509

New York, New York 10017

Attention: Jonathan Krasner

Email: jkrasner@aldenstreet.com

with copies to:

Invesco Advisers, Inc.

2001 Ross Avenue, Suite 3400

Dallas, Texas 75201

Attention: Susan Mitchell

Email: Susan.Mitchell2@invesco.com

    and: Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Danielle Gonzalez

E-mail: gonzalezda@gtlaw.com

IF TO THE SELLER:

DRI/CA Tempe, LLC

c/o CA Ventures

1 Prudential Plaza

130 E. Randolph Street, Suite 2100

Chicago, Illinois 60601

Attention: Cheng Chen & James Reiland

Email: cchen@ca-ventures.com & jreiland@ca-ventures.com

with copies to:

Polsinelli PC

150 N. Riverside, Suite 3000

Chicago, Illinois 60606

Attention: Eric G. Greenfield & Patrick J. Elder

Email: egreenfield@polsinelli.com &

pelder@polsinelli.com

or to such additional or other persons, at such other address or addresses as may be designated by notice from the Purchaser or the Seller, as the case may be, to the other party. Any notice to be delivered pursuant to this Agreement (including without limitation, any notice or responses related to title, survey or other due diligence matters) may be given and delivered by either Purchaser or its counsel or Seller or its counsel and the giving and delivery of notice by counsel instead of the applicable Purchaser or Seller is expressly permitted and agreed to by the parties to this Agreement and each party’s counsel shall be deemed a permitted and authorized agent of such party for purposes of giving and delivering notices until the time that the Purchaser or Seller notifies the other party in writing that their counsel does not have authority to deliver notices of this Agreement on its behalf, respectively. To the extent that any notice is delivered pursuant to this Section, the delivering party shall use commercially reasonable efforts to also concurrently deliver such notice by email in addition to any other means of delivery of notice.

(i) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Arizona. For purposes of this Agreement, “Applicable Laws” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, now existing or hereafter enacted that are: (i) issued or enacted by any governmental or quasi-governmental body or agency, and (ii) have jurisdiction over, as applicable, the Seller, Purchaser, Property, this Agreement or the subject matter contained herein, and with the preceding including, without limitation, any zoning and subdivision codes, ordinances and regulations.

(j) Counterparts; Non-Paper Records. This Agreement may be signed or otherwise authenticated in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so authenticated, shall be deemed an original, but all such counterparts shall constitute one and the same Agreement. Any signature or other authentication delivered by facsimile or electronic transmission shall be deemed to be an original signature hereto. Each party who signs or otherwise authenticates this Agreement hereby: (1) agrees that the other party may create a duplicate of this Agreement by storing an image of it in an electronic or other medium (a “Non-Paper Record”); (2) agrees that, after creating the Non- Paper Record, such party may discard or destroy the original in reliance on this Section; (3) agrees that the Non-Paper Record shall be treated as the original for all purposes; and (4) expresses its present intent to adopt and accept the Non-Paper Record as an authenticated record of this Agreement. This Agreement, when signed or authenticated pursuant to this Section, shall be evidence of the existence of this Agreement and may be received in all courts and public spaces as conclusive evidence of the existence of this Agreement and that this Agreement was duly executed by the parties to this Agreement.

(k) Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. If the party which shall have commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

(l) Construction. This Agreement shall not be construed more strictly against the Seller merely by virtue of the fact that the same has been prepared by the Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement. All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders and any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

(m) Reporting Obligations. The Seller and the Purchaser hereby designate the Title Insurer to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. If required, the Seller, the Purchaser and the Title Insurer shall execute at Closing a designation agreement designating the Title Insurer as the reporting person with respect to the transaction contemplated by this Agreement.

(n) 1031 Exchange. The Seller and the Purchaser may each structure the sale of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at such party’s sole cost and expense. The other party shall reasonably cooperate therein, provided that such party shall incur no material costs, expenses or liabilities in connection with such party’s exchange and the other party shall not be required to take title to or contract for purchase of any other property. If either party uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party hereunder.

(o) Confidentiality/Exclusivity. The: (i) Purchaser and its respective representatives shall hold in strictest confidence all data and information obtained with respect to the operation and management of the Property and the terms and conditions of this Agreement, and (ii) Seller and its respective representatives shall hold in strictest confidence all data and information obtained with respect to Purchaser and its affiliates’ operations and the terms and conditions of this Agreement, in each case, whether obtained before or after the execution and delivery hereof, and shall not use such data or information for purposes unrelated to this Agreement or disclose the same to others except as expressly permitted hereunder. The preceding sentence shall not be construed to prevent either party from disclosing to: (y) its prospective lenders or investors, or to its principals, officers, directors, attorneys, accountants, architects, engineers and consultants to perform their designated tasks in connection with the transaction contemplated by this Agreement; provided that such disclosing party advises any such third party of the confidential nature of the information disclosed, or (z) the Title Insurer. However, neither party shall have this obligation concerning information which: (a) is published or becomes publicly available through no fault of either the Purchaser or the Seller; (b) is rightfully received from a third party; or (c) is required to be disclosed by law. Seller agrees that, from the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall not, directly or indirectly, through any officer, director, agent, representative or otherwise, solicit, initiate or encourage the making of any inquiries, engage in negotiations or other substantial discussions, or enter into any agreement with any party, with respect to the transaction contemplated under this Agreement.

(p) No Personal Liability. Notwithstanding anything in this Agreement to the contrary under no circumstances shall Seller’s constituent partners or members, Seller’s asset manager, nor Seller’s employees or agents have any personal liability hereunder.

(q) Limitation of Liability. Seller agrees that it will have no claims or causes of action against any disclosed or undisclosed, direct or indirect member, partner, principal, parent, subsidiary or other affiliate of Purchaser (the “Purchaser Protected Affiliates”), or any officer, director, manager, employee, trustee or shareholder of Purchaser or any of the Purchaser Protected Affiliates (together with the Purchaser Protected Affiliates, the “Purchaser Protected Parties”), arising out of or in connection with this Agreement or the transactions contemplated by this Agreement. Seller agrees not to sue or otherwise seek to enforce any personal obligation of Purchaser against any of the Purchaser Protected Parties with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated by this Agreement. Purchaser agrees that it will have no claims or causes of action against any disclosed or undisclosed, direct or indirect member, partner, principal, parent, subsidiary or other affiliate of Seller (the “Seller Protected Affiliates”), or any officer, director, manager, employee, trustee or shareholder of Seller or any of the Seller Protected Affiliates (together with the Seller Protected Affiliates, the “Seller Protected Parties”), arising out of or in connection with this Agreement or the transactions contemplated by this Agreement. Purchaser agrees not to sue or otherwise seek to enforce any personal obligation of Seller against any of the Seller Protected Parties with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated by this Agreement. The provisions of this Section 22(q) shall survive the Closing or any termination of this Agreement.

(r) No Recording of Agreement or Memorandum. Prior to Closing, Purchaser agrees not to record a copy of this Agreement or any other document against the Premises, except in connection with, and after or concurrently with, the proper and good faith filing of a suit for specific performance.

(s) Public Disclosure. From and after the Effective Date, neither Purchaser nor Seller shall make a public disclosure of the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent: (a) Seller and Purchaser from releasing a press release concerning the sale of the Property, provided that such press release shall contain only the Closing Date and customary quotes usually included in a press release of this nature (but in no event the Purchase Price), (b) either party from disclosing any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement if and to the extent that such disclosure is required by applicable law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter, (c) Seller or Purchaser from disclosing any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement of their respective, current, or prospective lenders, members, officers, directors, trustees, employees, investors, consultants, advisors, agents, representatives, partners and/or shareholders (and any of their respective lenders, members, officers, directors, trustees, employees, consultants, advisors, agents, representatives, partners and/or shareholders of any of such parties); provided that, all of the foregoing are advised of the confidential nature of such information, matters, terms and provisions, or (d) Seller, Purchaser and/or any affiliate of Seller or Purchaser of any tier making any public statement, filing or other disclosure which any of them reasonably believes to be required or desirable under applicable securities laws. The parties hereto shall deliver to the other a copy of the press release at least three (3) business days prior to the desired issuance thereof. The provisions of this Section shall survive the Closing of the transaction contemplated by this Agreement or termination of this Agreement (whichever shall occur) without restriction or limitation.

(t) Audit Information. Purchaser has advised Seller that Purchaser must comply with Securities and Exchange Commission Regulations S-X (17 C.F.R. § Part 210) (“Regulation S-X”), including, but not limited to, Item 3-14, which requires Purchaser to cause to be prepared three (3) years of audited income statements for the Property. Seller shall provide Purchaser, at no cost to Seller, any reasonable financial information, financial statements and supporting documentation in Seller’s possession or under Seller’s control as are reasonably necessary for Purchaser’s auditors to prepare such audited income statements in compliance with Regulation S-X. The provisions of this Section 22(t) shall survive the Closing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

THE SIGNATURE PAGE TO THIS REAL ESTATE AGREEMENT FOLLOWS.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written pursuant to proper authority duly granted.

SELLER:

DRI/CA TEMPE, LLC, a Delaware limited liability company

By:	/s/ James Reiland
Name: James Reiland
Title: Authorized Signatory

By:	/s/ Cheng Chen
Name: Cheng Chen
Title: Authorized Signatory

PURCHASER:

1000 EAST APACHE OWNER, LLC a Delaware limited liability company

By:	/s/ Duncan Walker
Name: Duncan Walker
Title: Vice President

Signature Page to Real Estate Sale Agreement

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS	DESCRIPTIONS

1. EXHIBIT A	LEGAL DESCRIPTION

2. EXHIBIT B	LIST OF SERVICE CONTRACTS

3. EXHIBIT C	FORM OF DEED

4. EXHIBIT D	FORM OF BILL OF SALE

5. EXHIBIT E	FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES, SERVICE CONTRACTS AND INTANGIBLES

6. EXHIBIT F	FORM OF FIRPTA AFFIDAVIT

7. EXHIBIT G	FORM OF TENANT ESTOPPEL CERTIFICATE

SCHEDULES	DESCRIPTIONS

1. 6(a)(3)	PROPERTY INFORMATION

2. 6(a)(4)	LITIGATION SCHEDULE

3. 6(a)(5)(i)	RENT ROLLS

4. 6(d)(1)(iii)	LEASING GUIDELINES

5. 11(a)(6)	DEFERRED MAINTENANCE ITEMS SCHEDULE

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

LOT 1, OF THE RETREAT @ 1000 APACHE, ACCORDING TO THE PLAT OF RECORD IN THE OFFICE OF THE COUNTY RECORDER OF MARICOPA COUNTY, ARIZONA, RECORDED IN BOOK 1020 OF MAPS, PAGE 35.

Exhibit A-1

EXHIBIT B

LIST OF SERVICE CONTRACTS

[ATTACHED]

Exhibit B-1

RISE ON APACHE - CONTRACT SUMMARY
SERVICE	VENDOR	PRICE	CONTRACT TYPE	Seller To Terminate	NOTES
Telephones	Cox	$1,047.85/month - could vary	Buyer to Assume	—	Office telephones
Printer	Genesis Tech	Varies/month	Buyer to Assume	—	Term ends 9/9/2022. Termination possible with 90 days notice prior to initial term end date.
Internet Service	Pavlov	$7,088.83/month	Buyer to Assume	—	Initial term ends 8/15/2022. 90 days notice to terminate after initial term.
Cable	Speedcast	$6,977.21/month	Buyer to Assume	—	5 year initial term. 60 days notice to terminate after initial term.
HOMH Classes	Alfred Club Inc	$75/month	Contract not assumable	Yes
Computer Service	AntiVirus	$33.93/month	Contract not assumable	Yes	Based on 8 computers and 5 office tablets
Door Control Systems	Assa Abloy	N/A	Contract not assumable	Yes	Key fobs, door readers, etc.
Research Subscribtion	Axiometrics	$700/year	Contract not assumable	Yes
Resident Access System	Butterfly MX	$21 / unit	Contract not assumable	Yes	Resident access system (west lobby)
Billing Software	Concur	$50/month	Contract not assumable	Yes
Internet Advertising	CoStar	$649/month	Contract not assumable	Yes
Property Management Software	Entrata - Payment Processing	$1666/month	Contract not assumable	Yes	Varies due to screening and leasing velocity, base payment due to 833 residents
Property Management Software	Entrata - Retail	$85/month	Contract not assumable	Yes
Property Management Software	Entrata - Unit	$1593/month	Contract not assumable	Yes
Property Management Software	Entrata and IT Support Fee	$225/quarter	Contract not assumable	Yes
Employee Training	Gracehill	$195/month	Contract not assumable	Yes	Training videos, amount can vary due to amount of employees
Internet Advertising	GRO Marketing	$2,810/month	Contract not assumable	Yes
Inspection Software	Happy Inspector	$211.20/month	Contract not assumable	Yes
Resident Survey	J Turner	$169.95/month	Contract not assumable	Yes
Pool Permits	Maricopa Environmental Services	$595/year	Contract not assumable	Yes
Computer Software	Microsoft E1	$44/month	Contract not assumable	Yes
Computer Software	Microsoft E5	$200/month	Contract not assumable	Yes
Building Music	Mood Media	$166.16/month	Contract not assumable	Yes
Community Rewards/Modern Message	Realpage	$400-$500/month	Contract not assumable	Yes
	Reliance	Yearly, bill back	Contract not assumable	Yes
Internet advertising	Rent College Pads	$620/month	Contract not assumable	Yes
Credit building services	Rent Dynamics	$12.95/month	Contract not assumable	Yes
Internet advertising	RentGrata	$249/month	Contract not assumable	Yes
Scent System	ScentAir	$339.38/month	Contract not assumable	Yes
Computer Software	Sharepoint	$2/month	Contract not assumable	Yes
Marketing	SOCi	$45/month	Contract not assumable	Yes
Utility Billing	Trash (ConService)	Varies/month	Contract not assumable	Yes
Forecasting Software	Vena	$100/month	Contract not assumable	Yes
Waste Consultant	Veritas	Varies/month	Contract not assumable	Yes
Phone Service	Verizon	$54.51/month	Contract not assumable	Yes	Leasing phone, on call phone, maintenance on call phone
Utility Billing	Water (ConService)	Varies/month	Contract not assumable	Yes
Property Management Software	Yardi	$1398.24/month	Contract not assumable	Yes
Internet Advertising	Zumper	$150/month	Contract not assumable	Yes
Office Water	Sparkletts	Varies/month	No contract	Yes	Ordered through online portal
Chemicals for Cooling Tower	Aqua-Serv	$440/month	Property	—
Generator Maintenance	Arizona Generator Technology	$450/quarterly	Property	—
Printer	COTG	Varies/month	No contract	Yes
Cleaning Service	Hands on Cleaning	$6,000/month	Property	—	Budgeted for $4k, $6k because of additional cleaner
Courtesy Patrol	Invictus Protective Services	Varies/month	Property	—
Security Cameras	LVC Low Voltage Contractors	$2,250/quarterly	Contract not assumable	Yes
Elevator Service	Otis Elevator	$10,531.20/quarterly	Property	—
After hours answering service	Prestige Telecom	Varies/month	Property	—
Pool services	Quality Pool Services	Varies/month	Property	Yes
Air for FD	RescueAir	$1,047.77/quarterly	Property	—
Temp Maintenance labor	RG National	$17920/mo	Property	Yes
Fire alarm system	Siemens	$5,663/quarterly	Property	—
Pest control	Smart Pest	$199/month	Property	—
Gym equipment maintenance	TEK Fitness	$199/quarterly + repair costs	Property	—	Terminable with 3 days notice
Landscaping	United Ladscape Consultants	$302/month + any additional landscape needs	Property	Yes
Mail Service	US Postal Solutions	$1,555.02/month	Property	—	Delivery service for mail
Towing Service	ZipTow	N/A - Guest parking and tow company	Property	—	Guest parking checks

EXHIBIT C

FORM OF DEED

When recorded mail to:

SPECIAL WARRANTY DEED

For Ten Dollars and other valuable consideration, DRI/CA TEMPE, LLC, a Delaware limited liability company (the “Grantor”), does hereby convey to [                ], LLC, a Delaware limited liability company (the “Grantee”), Grantor’s right, title, interest, and claims in and to the real property and improvements situated in Maricopa County, Arizona, described on the attached Exhibit A, together with the Grantor’s right, title and interest, if any, in (a) all buildings, structures, and improvements now located thereon, (b) all development rights, credits, reimbursements, refunds, air rights, water, water rights (including any grandfathered groundwater or other groundwater or surface water rights), wells and well rights, and water stock relating to the real property, (c) rights to adjoining strips and gores, streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent, or connected to the real property, (d) all oil rights, gas rights, minerals, mineral rights, oil, gas, and other hydrocarbon substances in and under, or that may be produced from, the real property, to the extent owned by the Grantor, (e) all other rights, entitlements, easements, privileges, easements, obligations, and other appurtenances, hereditaments, permits, approvals, reversions, and remainders pertaining to such real property or used in connection therewith, and (f) all of Grantor’s rights in any unpaid award for damage by reason of any condemnation proceedings or change of grade of any highway, street, road or avenue;

SUBJECT ONLY TO THOSE MATTERS SET FORTH ON EXHIBIT B ATTACHED HERETO.

Grantor warrants title against the acts of Grantor only, subject to the matters above set forth.

DATE:                , 2021

[SIGNATURE AND ACKNOWLEDGEMENT ON FOLLOWING PAGE]

Exhibit C-1

GRANTOR:

DRI/CA TEMPE, LLC, a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

ACKNOWLEDGMENT

STATE OF ILLINOIS	)
) ss
COUNTY OF COOK	)

On December , 2021, before me, a Notary Public in and for the State of Illinois, appeared , personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as an Authorized Signatory, and that by his signature on the instrument, executed the instrument.

Notary Signature

(Space above for official notarial seal)

Name of Document: Special Warranty Deed
Other signers: None
Total No. of Pages: 3

Exhibit C-2

EXHIBIT A

Legal Description

Exhibit C-3

EXHIBIT B

Permitted Exceptions

Exhibit C-4

EXHIBIT D

FORM OF BILL OF SALE

BILL OF SALE

KNOWN ALL MEN BY THESE PRESENTS, that DRI/CA TEMPE, LLC, a Delaware limited liability company (hereinafter called “Grantor”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to it by                    , a Delaware limited liability company (hereinafter called “Grantee”), the receipt and sufficiency of which is hereby acknowledged, does hereby grant, bargain, sell, transfer, quit claim and deliver unto the Grantee, their successors and assigns, all of Grantor’s right, title and interest in and to the items of “Personal Property” defined in that certain Real Estate Sale Agreement dated as of                 , 2021 (as amended, the “PSA”) by and between Grantor, as seller, and Grantee, as purchaser, except for the Excluded Property, including, without limitation, those items listed on Exhibit A attached hereto (collectively, the “Personal Property”), presently located at the real property commonly known as 1000 E. Apache Boulevard in Tempe, Arizona.

TO HAVE AND TO HOLD all and singular the goods and chattels to the Grantee, its successors and assigns, to its own use and benefit forever.

ALL WARRANTIES OF QUALITY OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY ARE EXPRESSLY EXCLUDED. THE PERSONAL PROPERTY SOLD HEREUNDER IS SOLD IN “AS IS” CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY GRANTOR EXCEPT AS PROVIDED FOR HEREIN.

Grantor does hereby represent and warrant to Grantee, that Grantor is the absolute owner of said goods and chattels; that said Personal Property is free and clear from all claims, liens, charges and other encumbrances whatsoever; that Grantor has full right, power and authority to sell the same as aforesaid.

IN WITNESS WHEREOF, Grantor has caused this Bill of Sale to be executed this day of                , 2021.

DRI/CA TEMPLE, LLC, a Delaware limited liability company

By:
Name:
Its:

Exhibit D-1

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES, SERVICE CONTRACTS AND INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES, SERVICE CONTRACTS AND INTANGIBLES (this “Assignment”) is entered into as of the                  of            , 2021 (the “Effective Date”), between that DRI/CA TEMPE, LLC, a Delaware limited liability company (“Assignor”), and                      , a a Delaware limited liability company (“Assignee”).

RECITALS

Assignor has conveyed to Assignee that certain parcel of real property and improvements located at 1000 E. Apache Boulevard, Tempe, Arizona pursuant to that certain Real Estate Sale Agreement dated as of            , 2021 (the “Agreement”) by and between Assignor, as Seller, and Assignee, as Purchaser. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.

Assignor now desires to assign and transfer to Assignee all of Assignor’s right, title and interest in, to and under the Leases and the Surviving Service Contracts.

1. Property. The “Property” means the real property located at 1000 E. Apache Boulevard, Tempe, Arizona and legally described on Exhibit A attached to this Assignment, together with the building, structures and other improvements located thereon.

2. Leases. The “Leases” means those leases and occupancy agreements affecting the Property which are listed on Exhibit B attached to this Assignment, together with all security deposits (or other security), fees and prepaid rents paid in connection with the Leases that relate to time periods after the Effective Date.

3. Service Contracts. “Surviving Service Contracts” means those agreements which are listed on Exhibit C attached to this Agreement.

4. Intangibles. “Intangibles” means, to the extent assignable by Assignor, those records in Assignor’s possession (if any) respecting plans, specifications, building permits, certificates of occupancy, maintenance supplies, utilities, permits, approvals, studies, surveys, the Warranties, and any other similar items, relating to the Property; the CA IP is expressly excluded from the Intangibles.

4. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the Leases, the Surviving Service Contracts and the Intangibles.

5. Assumption. Assignee hereby assumes and agrees to perform the obligations of Assignor under the Leases, Surviving Service Contracts and the Intangibles which accrue and are attributable to the period from and after the Effective Date. Additionally, Assignee agrees to pay all monetary obligations when due under the Surviving Service Contracts arising before the Effective Date to the extent Assignee received a credit on the settlement statement in connection with its purchase of the Property.

Exhibit E-1

6. Indemnity.

(a) Assignor agrees to indemnify, protect, defend and hold Assignee and its officers, directors, members, partners, shareholders, employees and agents harmless from and against any third party loss, cost, damage, claim, liability or expense (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) relating to the Leases, Surviving Service Contracts or the Intangibles and arising or accruing at any time prior to the Effective Date; and

(b) Assignee agrees to indemnify, protect, defend and hold Assignor and its officers, directors, members, partners, shareholders, employees and agents harmless from and against any third party Losses relating to the Leases, Surviving Service Contracts or the Intangibles and first arising or accruing at any time from and after the Effective Date.

7. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

8. Counterparts. This Assignment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

9. Governing Law. This Assignment shall be governed and interpreted in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Leases, Service Contracts and Intangibles to be executed as of this            day of                , 2021.

ASSIGNOR

, a

By:
Name:
Its:

ASSIGNEE

By:
Name:
Its:

Exhibit E-2

EXHIBIT F

FORM OF FIRPTA AFFIDAVIT

[Note: this closing deliverable to be updated accordingly by Seller to the extent that the Seller is SPE and item 6 below is not correct.]

Section 1445 of the Internal Revenue Code, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the Transferee (as defined below) that withholding of tax is not required upon the disposition of a United States real property interest by DRI/CA TEMPE, LLC, a Delaware limited liability company (the “Transferor”), to                    , a Delaware limited liability company (the “Transferee”), relating to the real property commonly known as 1000 E. Apache Boulevard, Tempe, Arizona (the “Transferred Interests”), the undersigned, being first duly sworn upon oath, does hereby depose and say, and does hereby on behalf of the Transferor represent that the following is true as of the date hereof:

1.                      is the                     of the Transferor, and is familiar with the affairs and business of the Transferor;

2. The Transferor is not a foreign person; that is, the Transferor is not a nonresident alien, a foreign corporation, foreign partnership, foreign trust or foreign estate (as all such terms are defined in the Internal Revenue Code of 1986, as amended, and United States Treasury Department Income Tax Regulations in effect as of the date hereof);

3. The Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

4. The Transferor’s United States employer identification number is                     ;

5. The Transferor’s office address and principal place of business is c/o                    ; and

6. Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii).

The undersigned and the Transferor understand that this affidavit and certification may be disclosed to the United States Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

All terms (whether capitalized or not) used but not defined herein shall have the same respective meanings as in the Internal Revenue Code of 1986, as amended, and the United States Treasury Department Income Tax Regulations in effect as of the date hereof.

Under penalties of perjury, we declare that we have examined this affidavit and certificate, and to the best of our knowledge and belief, it is true, correct and complete. We further declare that we have authority to sign this affidavit and certificate on behalf of the Transferor.

IN WITNESS WHEREOF, Transferor has executed and delivered this FIRPTA Affidavit as of            , 2021.

, a

By:
Name:
Its:

EXHIBIT F

FORM OF TENANT ESTOPPEL CERTIFICATE

Dated            , 2021

Wells Fargo Bank, National Association

1751 Pinnacle Drive, 7th Floor

McLean VA 22102

Loan #: 270122358

RE:

Lease dated                            (as may have been amended, restated, supplemented and/or modified from time to time, “Lease”) by and between                         a(n)                         organized under the laws of                            (“Landlord”) and                         (“Tenant”) with respect to certain premises (“Leased Premises”) located at [                        ] (“Property”). The Leased Premises are comprised of                         square feet.

Gentlemen:

The undersigned hereby acknowledges that Landlord intends to encumber the its leasehold interests in the Property with a deed of trust or mortgage in favor of Wells Fargo Bank, National Association (collectively with its successors or assigns, “Lender”). The undersigned further acknowledges the right of Landlord, Lender and any and all of Landlord’s present and future lenders to rely upon the statements and representations of the undersigned contained in this Tenant Estoppel Certificate (“Certificate”) and further acknowledges that any loan secured by any such deed of trust or mortgage or further deeds of trust or mortgages will be made and entered into in material reliance on this Certificate.

Given the foregoing, the undersigned Tenant hereby certifies and represents unto Lender, its successors and assigns, with respect to the above described Lease. A true and correct copy of which is attached as Exhibit A hereto, as follows:

23.

LEASED PREMISES. All space and improvements covered by the Lease have been completed and furnished to the satisfaction of Tenant, all conditions required under the Lease have been met, and Tenant has accepted and taken possession of and presently occupies the Leased Premises, consisting of approximately                 square feet.

24.

ENTIRE AGREEMENT. The Lease is for a total term of                 years,                 months commencing and ending,                and has not been modified, altered or amended in any respect and contains the entire agreement between Landlord and Tenant,except as follows:                                                                                                                                 (list amendments and modifications other than those, if any, attached to and forming a part of the Lease as well as any verbal agreements, or write “None”).

25.

ANNUAL RENT. As of the date hereof, the annual minimum rent under the Lease is $, subject to any escalation and/or percentage rent and/or common area maintenance charges, in accordance with the terms and provisions of the Lease. The “Base Year” for any escalation is                     .

26.

NO PREPAID RENT. No rent has been paid by Tenant in advance under the Lease except for $, which amount represents rent for the period beginning , and , and Tenant has no charge or claim of offset under said Lease or otherwise, against rents or other amounts due or to become due thereunder. No “discounts”, “free rent” or “discounted rent” have been agreed to or are in effect except for                                                                                                                                                                                  .

27.	SECURITY DEPOSIT. A Security Deposit of $ has been made and is currently being held by Landlord.

28.	NO CLAIM. Tenant has no claim against Landlord for any deposit or prepaid rent except as provided in Paragraphs 4 and 5 above.

29.

NO DEFAULT OF LANDLORD. The Landlord has satisfied all commitments, arrangements or understandings made to induce Tenant to enter into the Lease, and the Landlord is not in any respect in default in the performance of the terms and provisions of the Lease, nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default.

30.

NO DEFAULT OF TENENT. Tenant is not in any respect in default under the terms and provisions of the Lease (nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default) and has not assigned, transferred or hypothecated its interest under the Lease, except as follows:                                                                                                                            .

31.

TENANT RIGHTS. Except as expressly provided in the Lease or in any amendment or supplement to the Lease, Tenant: (i) does not have any right to renew or extend the term of the Lease; (ii) does not have any option or preferential right to purchase all or any part of the Leased Premises or all or any part of the building or premises of which the Leased Premises are a part; and (iii) does not have right, title, or interest with respect to the Leased Premises other than as tenant under the Lease. There are no understandings, contracts, agreements, subleases, assignments, or commitments of any kind whatsoever with respect to the Lease or the Leased Premises except as expressly provided in the Lease or in any amendment or supplement to the Lease set forth in Paragraph 2 above, copies of which are attached hereto.

32.

LEASE EFFECTIVE. The Lease is in full force and effect and Tenant has no defenses, setoffs, or counterclaims against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transactions between Tenant and Landlord.

33.

NO BROKER LIENS. Neither Tenant nor Landlord has incurred any fee or commission with any real estate broker which would give rise to any lien right under state or local law, except as follows (if none, state “None”):                                                                                                       .

34.	NOTICES. The current address to which all notices to Tenant as required under the Lease should be sent is: .

Dated:                    , 2021

“TENANT”

[SIGNATURE BLOCK OF TENANT ]

By:
Name:
Title:

[Signature page to Estoppel Certificate]

EXHIBIT A

[LEASE TO BE ATTACHED]

SCHEDULE 6(a)(3)

PROPERTY INFORMATION

1.	Copies of all Service Contracts relating to the Premises, if any.

2.	Copies of any other agreements relating to the Premises that will be binding on the Purchaser after Closing, if any.

3.	Copies of all Leases related to the Premises.

4.	A copy of the most recent survey of the Premises, if any.

Schedule 6(a)(3) - 1

SCHEDULE 6(a)(4)

LITIGATION

[None]

Schedule 6(a)(4) - 1

SCHEDULE 6(a)(5)

RENT ROLLS

[***]

SCHEDULE 6(d)(1)(iii)

LEASING GUIDELINES

Unit Type Rates

Renewal

Unit Type Rates

Rise on Apache

Property	Floor Plan	Unit Type	Bed Count	Rate Type	Space Option	Charge Code	Scheduled Rent	Start Date	End Date
Lease Term: 12 Month (08/15/2022-07/31/2023)
Rise on Apache	A1	A1	2	Renewal	Penthouse	RENT	1,629.00	8/1/2022	7/31/2023
Rise on Apache	A1	A1	50	Renewal	Private	RENT	1,529.00	8/1/2022	7/31/2023
Rise on Apache	A1a	A1a	2	Renewal	Private	RENT	1,609.00	8/1/2022	7/31/2023
Rise on Apache	A2	A2	8	Renewal	Private	RENT	1,499.00	8/1/2022	7/31/2023
Rise on Apache	A3	A3	1	Renewal	Penthouse	RENT	1,699.00	8/1/2022	7/31/2023
Rise on Apache	A3	A3	9	Renewal	Private	RENT	1,599.00	8/1/2022	7/31/2023
Rise on Apache	B1	B1	5	Renewal	Penthouse	RENT	1,099.00	8/1/2022	7/31/2023
Rise on Apache	B1	B1	65	Renewal	Master	RENT	1,024.00	8/1/2022	7/31/2023
Rise on Apache	B1	B1	65	Renewal	Private	RENT	999.00	8/1/2022	7/31/2023
Rise on Apache	B1	B1	5	Renewal	Penthouse Master	RENT	1,124.00	8/1/2022	7/31/2023
Rise on Apache	B2	B2	16	Renewal	Private	RENT	1,019.00	8/1/2022	7/31/2023
Rise on Apache	B2	B2	16	Renewal	Master	RENT	1,044.00	8/1/2022	7/31/2023
Rise on Apache	B3	B3	16	Renewal	Master	RENT	1,044.00	8/1/2022	7/31/2023
Rise on Apache	B3	B3	16	Renewal	Private	RENT	1,019.00	8/1/2022	7/31/2023
Rise on Apache	B3a	B3a	8	Renewal	Private	RENT	1,139.00	8/1/2022	7/31/2023
Rise on Apache	B3a	B3a	8	Renewal	Master	RENT	1,164.00	8/1/2022	7/31/2023
Rise on Apache	B3b	B3b	9	Renewal	Master	RENT	1,084.00	8/1/2022	7/31/2023
Rise on Apache	B3b	B3b	1	Renewal	Penthouse	RENT	1,159.00	8/1/2022	7/31/2023
Rise on Apache	B3b	B3b	1	Renewal	Penthouse Master	RENT	1,184.00	8/1/2022	7/31/2023
Rise on Apache	B3b	B3b	9	Renewal	Private	RENT	1,059.00	8/1/2022	7/31/2023
Rise on Apache	B3c	B3c	2	Renewal	Penthouse Master	RENT	1,184.00	8/1/2022	7/31/2023
Rise on Apache	B3c	B3c	2	Renewal	Penthouse	RENT	1,159.00	8/1/2022	7/31/2023
Rise on Apache	B3c	B3c	27	Renewal	Private	RENT	1,059.00	8/1/2022	7/31/2023
Rise on Apache	B3c	B3c	27	Renewal	Master	RENT	1,084.00	8/1/2022	7/31/2023
Rise on Apache	B3d	B3d	1	Renewal	Penthouse Master	RENT	1,254.00	8/1/2022	7/31/2023
Rise on Apache	B3d	B3d	1	Renewal	Penthouse	RENT	1,229.00	8/1/2022	7/31/2023
Rise on Apache	B3d	B3d	1	Renewal	Master	RENT	1,154.00	8/1/2022	7/31/2023
Rise on Apache	B3d	B3d	1	Renewal	Private	RENT	1,129.00	8/1/2022	7/31/2023
Rise on Apache	B4	B4	1	Renewal	Penthouse	RENT	1,139.00	8/1/2022	7/31/2023
Rise on Apache	B4	B4	1	Renewal	Penthouse Master	RENT	1,164.00	8/1/2022	7/31/2023
Rise on Apache	B4	B4	12	Renewal	Master	RENT	1,064.00	8/1/2022	7/31/2023
Rise on Apache	B4	B4	12	Renewal	Private	RENT	1,039.00	8/1/2022	7/31/2023
Rise on Apache	D1	D1	39	Renewal	Master	RENT	914.00	8/1/2022	7/31/2023
Rise on Apache	D1	D1	113	Renewal	Private	RENT	889.00	8/1/2022	7/31/2023
Rise on Apache	D1a	D1a	9	Renewal	Master	RENT	934.00	8/1/2022	7/31/2023
Rise on Apache	D1a	D1a	27	Renewal	Private	RENT	909.00	8/1/2022	7/31/2023
Rise on Apache	D1b	D1b	27	Renewal	Private	RENT	909.00	8/1/2022	7/31/2023
Rise on Apache	D1b	D1b	9	Renewal	Master	RENT	934.00	8/1/2022	7/31/2023
Rise on Apache	D1b	D1b	3	Renewal	Penthouse	RENT	1,009.00	8/1/2022	7/31/2023
Rise on Apache	D1b	D1b	1	Renewal	Penthouse Master	RENT	1,034.00	8/1/2022	7/31/2023
Rise on Apache	D1c	D1c	1	Renewal	Penthouse Master	RENT	1,034.00	8/1/2022	7/31/2023
Rise on Apache	D1c	D1c	27	Renewal	Private	RENT	909.00	8/1/2022	7/31/2023
Rise on Apache	D1c	D1c	9	Renewal	Master	RENT	934.00	8/1/2022	7/31/2023
Rise on Apache	D1c	D1c	3	Renewal	Penthouse	RENT	1,009.00	8/1/2022	7/31/2023
Rise on Apache	D1d	D1d	6	Renewal	Private	RENT	919.00	8/1/2022	7/31/2023
Rise on Apache	D1d	D1d	2	Renewal	Master	RENT	944.00	8/1/2022	7/31/2023
Rise on Apache	D2	D2	6	Renewal	Penthouse Master	RENT	1,034.00	8/1/2022	7/31/2023
Rise on Apache	D2	D2	46	Renewal	Private	RENT	909.00	8/1/2022	7/31/2023
Rise on Apache	D2	D2	46	Renewal	Master	RENT	934.00	8/1/2022	7/31/2023
Rise on Apache	D2	D2	6	Renewal	Penthouse	RENT	1,009.00	8/1/2022	7/31/2023
Rise on Apache	S1	S1	50	Renewal	Private	RENT	1,319.00	8/1/2022	7/31/2023
Rise on Apache	S1	S1	1	Renewal	Penthouse	RENT	1,419.00	8/1/2022	7/31/2023
Rise on Apache	S1a	S1a	1	Renewal	Penthouse	RENT	1,429.00	8/1/2022	7/31/2023
Rise on Apache	S1a	S1a	1	Renewal	Private	RENT	1,329.00	8/1/2022	7/31/2023

Unit Type Rates

New Lease Rate

Unit Type Rates

Rise on Apache

Property	Floor Plan	Unit Type	Bed Count	Rate Type	Space Option	Charge Code	Scheduled Rent	Start Date	End Date
Lease Term: 12 Month (08/15/2022-07/31/2023)
Rise on Apache	A1	A1	2	Prospect	Penthouse	RENT	1,629.00	8/15/2022	7/31/2023
Rise on Apache	A1	A1	50	Prospect	Private	RENT	1,529.00	8/15/2022	7/31/2023
Rise on Apache	A1a	A1a	2	Prospect	Private	RENT	1,609.00	8/15/2022	7/31/2023
Rise on Apache	A2	A2	8	Prospect	Private	RENT	1,499.00	8/15/2022	7/31/2023
Rise on Apache	A3	A3	1	Prospect	Penthouse	RENT	1,699.00	8/15/2022	7/31/2023
Rise on Apache	A3	A3	9	Prospect	Private	RENT	1,599.00	8/15/2022	7/31/2023
Rise on Apache	B1	B1	5	Prospect	Penthouse	RENT	1,119.00	8/15/2022	7/31/2023
Rise on Apache	B1	B1	65	Prospect	Master	RENT	1,044.00	8/15/2022	7/31/2023
Rise on Apache	B1	B1	65	Prospect	Private	RENT	1,019.00	8/15/2022	7/31/2023
Rise on Apache	B1	B1	5	Prospect	Penthouse Master	RENT	1,144.00	8/15/2022	7/31/2023
Rise on Apache	B2	B2	16	Prospect	Private	RENT	1,049.00	8/15/2022	7/31/2023
Rise on Apache	B2	B2	16	Prospect	Prospect Master	RENT	1,074.00	8/15/2022	7/31/2023
Rise on Apache	B3	B3	16	Prospect	Prospect Master	RENT	1,074.00	8/15/2022	7/31/2023
Rise on Apache	B3	B3	16	Prospect	Private	RENT	1,049.00	8/15/2022	7/31/2023
Rise on Apache	B3a	B3a	8	Prospect	Private	RENT	1,139.00	8/15/2022	7/31/2023
Rise on Apache	B3a	B3a	8	Prospect	Master	RENT	1,164.00	8/15/2022	7/31/2023
Rise on Apache	B3b	B3b	9	Prospect	Master	RENT	1,084.00	8/15/2022	7/31/2023
Rise on Apache	B3b	B3b	1	Prospect	Penthouse	RENT	1,159.00	8/15/2022	7/31/2023
Rise on Apache	B3b	B3b	1	Prospect	Penthouse Master	RENT	1,184.00	8/15/2022	7/31/2023
Rise on Apache	B3b	B3b	9	Prospect	Private	RENT	1,059.00	8/15/2022	7/31/2023
Rise on Apache	B3c	B3c	2	Prospect	Penthouse Master	RENT	1,194.00	8/15/2022	7/31/2023
Rise on Apache	B3c	B3c	2	Prospect	Penthouse	RENT	1,169.00	8/15/2022	7/31/2023
Rise on Apache	B3c	B3c	27	Prospect	Private	RENT	1,069.00	8/15/2022	7/31/2023
Rise on Apache	B3c	B3c	27	Prospect	Master	RENT	1,094.00	8/15/2022	7/31/2023
Rise on Apache	B3d	B3d	1	Prospect	Penthouse Master	RENT	1,254.00	8/15/2022	7/31/2023
Rise on Apache	B3d	B3d	1	Prospect	Penthouse	RENT	1,229.00	8/15/2022	7/31/2023
Rise on Apache	B3d	B3d	1	Prospect	Master	RENT	1,154.00	8/15/2022	7/31/2023
Rise on Apache	B3d	B3d	1	Prospect	Private	RENT	1,129.00	8/15/2022	7/31/2023
Rise on Apache	B4	B4	1	Prospect	Penthouse	RENT	1,139.00	8/15/2022	7/31/2023
Rise on Apache	B4	B4	1	Prospect	Penthouse Master	RENT	1,164.00	8/15/2022	7/31/2023
Rise on Apache	B4	B4	12	Prospect	Prospect Master	RENT	1,064.00	8/15/2022	7/31/2023
Rise on Apache	B4	B4	12	Prospect	Prospect Private	RENT	1,039.00	8/15/2022	7/31/2023
Rise on Apache	D1	D1	39	Prospect	Prospect Master	RENT	924.00	8/15/2022	7/31/2023
Rise on Apache	D1	D1	113	Prospect	Prospect Private	RENT	899.00	8/15/2022	7/31/2023
Rise on Apache	D1a	D1a	9	Prospect	Prospect Master	RENT	954.00	8/15/2022	7/31/2023
Rise on Apache	D1a	D1a	27	Prospect	Prospect Private	RENT	929.00	8/15/2022	7/31/2023
Rise on Apache	D1b	D1b	27	Prospect	Prospect Private	RENT	919.00	8/15/2022	7/31/2023
Rise on Apache	D1b	D1b	9	Prospect	Prospect Master	RENT	944.00	8/15/2022	7/31/2023
Rise on Apache	D1b	D1b	3	Prospect	Penthouse	RENT	1,019.00	8/15/2022	7/31/2023
Rise on Apache	D1b	D1b	1	Prospect	Penthouse Master	RENT	1,044.00	8/15/2022	7/31/2023
Rise on Apache	D1c	D1c	1	Prospect	Penthouse Master	RENT	1,044.00	8/15/2022	7/31/2023
Rise on Apache	D1c	D1c	27	Prospect	Private	RENT	919.00	8/15/2022	7/31/2023
Rise on Apache	D1c	D1c	9	Prospect	Master	RENT	944.00	8/15/2022	7/31/2023
Rise on Apache	D1c	D1c	3	Prospect	Penthouse	RENT	1,019.00	8/15/2022	7/31/2023
Rise on Apache	D1d	D1d	6	Prospect	Private	RENT	919.00	8/15/2022	7/31/2023
Rise on Apache	D1d	D1d	2	Prospect	Master	RENT	944.00	8/15/2022	7/31/2023
Rise on Apache	D2	D2	6	Prospect	Penthouse Master	RENT	1,044.00	8/15/2022	7/31/2023
Rise on Apache	D2	D2	46	Prospect	Private	RENT	919.00	8/15/2022	7/31/2023
Rise on Apache	D2	D2	46	Prospect	Master	RENT	944.00	8/15/2022	7/31/2023
Rise on Apache	D2	D2	6	Prospect	Penthouse	RENT	1,019.00	8/15/2022	7/31/2023
Rise on Apache	S1	S1	50	Prospect	Private	RENT	1,329.00	8/15/2022	7/31/2023
Rise on Apache	S1	S1	1	Prospect	Penthouse	RENT	1,429.00	8/15/2022	7/31/2023
Rise on Apache	S1a	S1a	1	Prospect	Penthouse	RENT	1,429.00	8/15/2022	7/31/2023
Rise on Apache	S1a	S1a	1	Prospect	Private	RENT	1,329.00	8/15/2022	7/31/2023

SCHEDULE 11(a)(6)

DEFERRED MAINTENANCE ITEMS SCHEDULE

Last Updated: 12/10/2021

Deferred Maintenance	Cost	Scheduled Date of Repair	Prior to DD Expira on (12/10)	Prior to Closing (12/30)	Post Closing	Notes
Trash
a. Trash chute and fire damper doors inoperable	$28,234	8-10 Weeks			x (Invoice signed)	The doors were ordered on 12/2 and are in production. Terra Pacific is 8 weeks out on scheduling from the time that the order was placed, estimated date for the install at 1/27/2022.

b. Trash room cleaning	$4,195 / week	On-going	x			Maintenance technicians addressing trash on as-needed basis; CA to engage trash vendor post-close to supplement during trash chute repair

Fire & Life Safety
a. Equipment room fire dampers and penetrations/fire caulking	$60,000 (estimate)	Pending Quote			x	Two separate vendors pricing fire demper quotes as of 12/8/2021

i. Fire Caulking	$7,550			x		Fire caulking invoice signed; work commenced

b. Broken emergency exit lights	N/A	Completed	x			Completed 12/6

c. Fire extinguishers expired / Battery Replacement	$9,133	Pending Scheduling				Siemens invoice received and signed 12/2; Parts ordered by vendor - will schedule service once parts delivered

d. Breaker panels not installed	N/A	Completed	x			Completed 12/1

Lower Floor Corridors	$15,000 /floor
a. Completion of all corridor sanding, polishing and sealing (All residential floors)	N/A	Completed	x			Completed

b. Completion of all corridor painting	N/A	Completed	x			Completed

Roof Deck/Amenities
a. Pool and Spa were being drained and not operational. According to DD, sand filters and other spa equipment not working	$4,500 (estimate)	Pending Quote		x		Quality Pools tech was on-site 12/3; Invoice expected week of 12/6

b. Jumbotron / Audio repair			x

i. Roof Audio Equipment	$750	Completed	x			Completed 12/1

ii. Jumbotron	$3,000 (estimate)	Pending Quote		x		Awaiting Jumbotron panel quote for AdScope

c. Gas grill inoperable	$500	Completed	x			All grills repaired, new parts ordered to replace worn parts

d. Golf Simulator – not functional without missing screen part which was recently damaged	$521	Completed	x			Ordered replacement touchscreen 12/1/2021; Delivered 12/6/2021

e. Missing pool furniture – deck is missing lounge chairs and other FF&E	$10,000 (estimate)	12/10/2021	x			Relevant furniture to be replaced / repaired. Parts on-site as of 11/29/2021 - waiting on tool to replace slings

HVAC Servicing
a. Common heat pumps equipment not serviced	$6,000	Completed				Done

b. In-unit coils and filters should be serviced	$5,000 / floor	12/13/2021				Floors 2-6 complete, Expected done by 12/13

Underground Retention System
a. Underground Retention System - Inspection / Debris Removal	$3,400	Pending Scheduling				Inspection completed 12/9; Proposal received and processed 12/10

b. Underground Retention System - Additional work	To be updated					Seller to complete any repair work identified after completion of StormWater Pros Cleanin